Exhibit 10.3

Execution Version

$250,000,000

SECOND LIEN CREDIT AGREEMENT

among

SIX FLAGS ENTERTAINMENT CORPORATION (FORMERLY KNOWN AS SIX FLAGS, INC.),

SIX FLAGS OPERATIONS INC.,

SIX FLAGS THEME PARKS INC.,
as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

GOLDMAN SACHS LENDING PARTNERS LLC,

as Syndication Agent,

GOLDMAN SACHS LENDING PARTNERS LLC,

as Documentation Agent,

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Administrative Agent,

Dated as of April 30, 2010

GOLDMAN SACHS LENDING PARTNERS LLC,

as Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1
1.1.	Defined Terms	1
1.2.	Other Definitional Provisions	33

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	34
2.1.	Commitments	34
2.2.	Procedure for Borrowing	34
2.3.	Repayment of Loans	34

SECTION 3.	CERTAIN PROVISIONS APPLICABLE TO THE LOANS	34
3.1.	Repayment of Loans; Evidence of Debt	34
3.2.	Fees	35
3.3.	Optional Prepayments	35
3.4.	Mandatory Prepayments	35
3.5.	Conversion and Continuation Options	37
3.6.	Minimum Amounts and Maximum Number of Eurocurrency Tranches	37
3.7.	Interest Rates; Payment Dates; Prepayment Premium	38
3.8.	Computation of Interest and Fees	38
3.9.	Inability to Determine Interest Rate	39
3.10.	Pro Rata Treatment and Payments	39
3.11.	Requirements of Law	40
3.12.	Taxes	42
3.13.	Indemnity	44
3.14.	Illegality	44
3.15.	Change of Lending Office	44
3.16.	Replacement of Lenders under Certain Circumstances	45
3.17.	Loan Auctions	45
3.18.	Auction Procedures	46

SECTION 4.	REPRESENTATIONS AND WARRANTIES	47
4.1.	Financial Condition	47
4.2.	No Change	48
4.3.	Existence; Compliance with Law	48
4.4.	Corporate Power; Authorization; Enforceable Obligations	48
4.5.	No Legal Bar	49
4.6.	Litigation	49
4.7.	No Default	49
4.8.	Ownership of Property; Liens	49
4.9.	Intellectual Property	50
4.10.	Taxes	50
4.11.	Federal Regulations	50
4.12.	Labor Matters	50
4.13.	ERISA	51
4.14.	Investment Company Act; Other Regulations	52

4.15.	Subsidiaries	52
4.16.	Use of Proceeds	52
4.17.	Environmental Matters	52
4.18.	Accuracy of Information, Etc.	53
4.19.	Security Documents	54
4.20.	Solvency	54
4.21.	Regulation H	54
4.22.	Parks	55

SECTION 5.	CONDITIONS PRECEDENT	55
5.1.	Conditions Precedent to Loans	55

SECTION 6.	AFFIRMATIVE COVENANTS	60
6.1.	Financial Statements and Other Information	60
6.2.	Notices of Material Events	63
6.3.	Existence, Etc.	64
6.4.	Insurance	65
6.5.	Compliance with Contractual Obligations and Requirements of Law	65
6.6.	Additional Collateral, Etc.	65
6.7.	Further Assurances	68
6.8.	Environmental Laws	69
6.9.	Ratings by S&P and Moody’s	69

SECTION 7.	NEGATIVE COVENANTS	69
7.1.	Senior Secured Leverage Ratio	69
7.2.	Consolidated Interest Coverage Ratio	70
7.3.	Indebtedness	70
7.4.	Liens	74
7.5.	Prohibition of Fundamental Changes	77
7.6.	Restricted Payments	82
7.7.	Capital Expenditures	84
7.8.	Investments	85
7.9.	Prepayment of Certain Indebtedness	87
7.10.	Transactions with Affiliates	88
7.11.	Changes in Fiscal Periods	89
7.12.	Certain Restrictions	89
7.13.	Lines of Business	89
7.14.	Modifications of Certain Documents	90
7.15.	Limitation on Activities of Parent and Holdings	90
7.16.	Limitation on Hedging Agreements	91

SECTION 8.	EVENTS OF DEFAULT	91

SECTION 9.	THE AGENTS	95
9.1.	Appointment	95
9.2.	Delegation of Duties	95
9.3.	Exculpatory Provisions	95

9.4.	Reliance by Agents	96
9.5.	Notice of Default	96
9.6.	Non-Reliance on Agents and Other Lenders	96
9.7.	Indemnification	97
9.8.	Agent in Its Individual Capacity	97
9.9.	Successor Agents	98
9.10.	Authorization to Release Liens and Guarantees	98
9.11.	Authorization to Enter into Intercreditor Agreement	98
9.12.	The Arranger, Syndication Agent and Documentation Agent	98
9.13.	Withholding Taxes	98

SECTION 10.	MISCELLANEOUS	99
10.1.	Amendments and Waivers	99
10.2.	Notices	101
10.3.	No Waiver; Cumulative Remedies	102
10.4.	Survival of Representations and Warranties	102
10.5.	Payment of Expenses	102
10.6.	Successors and Assigns; Participations and Assignments	104
10.7.	Adjustments; Set-off	107
10.8.	U.S.A. Patriot Act	108
10.9.	Counterparts	108
10.10.	Severability	108
10.11.	Integration	108
10.12.	GOVERNING LAW	108
10.13.	Submission To Jurisdiction; Waivers	108
10.14.	Acknowledgments	109
10.15.	Confidentiality	109
10.16.	Release of Collateral and Guarantee Obligations	110
10.17.	Accounting Changes	111
10.18.	Delivery of Lender Addenda	111
10.19.	WAIVERS OF JURY TRIAL	111
10.20.	Intercreditor Agreement	111

SCHEDULES:

1.1(a)	Mortgaged Property
4.4	Consents, Authorizations, Filings and Notices
4.8	Material Real Properties
4.13	ERISA
4.15	Subsidiaries
4.19(a)-1	UCC Filing Jurisdictions
4.19(a)-2	UCC Financing Statements to Remain on File
4.19(a)-3	UCC Financing Statements to be Terminated
4.19(b)	Mortgage Filing Jurisdictions
4.21	Mortgaged Properties in Flood Zones
4.22	Existing Parks
7.3(b)	Existing Indebtedness
7.4(b)	Liens
7.8(a)	Existing Investments
7.13	Business Activities

EXHIBITS:

A	Form of Second Lien Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	[Reserved]
E	Form of Assignment and Acceptance
F	Form of Legal Opinion of Paul, Hastings, Janofsky & Walker LLP
G	Form of Note
H	Form of Prepayment Option Notice
I	Form of Exemption Certificate
J	Form of Lender Addendum
K	Form of Borrowing Notice
L	Form of Auction Notice
M	Form of Return Bid
N	Form of Intercompany Subordinated Note
O	Form of Intercreditor Agreement

SECOND LIEN CREDIT AGREEMENT, dated as of April 30, 2010, among SIX FLAGS ENTERTAINMENT CORPORATION (formerly known as SIX FLAGS, INC.), a Delaware corporation (“Parent”), SIX FLAGS OPERATIONS INC., a Delaware corporation (“Holdings”), SIX FLAGS THEME PARKS INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (as defined below) (the “Lenders”) and GOLDMAN SACHS LENDING PARTNERS LLC, as administrative agent (in such capacity, the “Administrative Agent”).

WHEREAS, on June 13, 2009, Parent, Holdings, the Borrower and certain of the Borrower’s Domestic Subsidiaries (together with Parent, Holdings and the Borrower, the “Debtors”) filed a voluntary petition for relief, Case No. 09-12019, under Chapter 11 of Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and continued in the possession of their property and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, on April 29, 2010, the Bankruptcy Court entered the Confirmation Order confirming the Debtors’ Modified Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated April 1, 2010 (as in effect on the date of confirmation thereof and as thereafter may be amended as provided in this Agreement, the “Plan of Reorganization”); and

WHEREAS, in connection with the confirmation and implementation of the Plan of Reorganization, the reorganized Debtors have requested the Lenders to make a loan of $250,000,000 to them on the Closing Date to enable the reorganized Debtors to, among other things, consummate the transactions contemplated by the Plan of Reorganization, pay related fees and expenses and finance the working capital needs and general corporate purposes of the Borrower, and the Lenders have agreed, subject to the terms and conditions hereof, to enter into this Agreement.

Accordingly, the parties hereto hereby agree as follows:

SECTION 1.           DEFINITIONS

1.1.          Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Accepting Lenders”: as defined in Section 3.10(d).

“Accounting Changes”: as defined in Section 10.17.

“Acquisition”:  any acquisition, whether in a single transaction or series of related transactions, by Parent or any one or more of its Subsidiaries of (a) all or a substantial part of the assets, or of a business, unit or division, of any Person, whether through purchase of assets or securities, by merger or otherwise; or (b) any Person that becomes a Subsidiary after giving effect to such acquisition.

“Acquisition Parties”: SFOG Acquisition A, Inc., a Delaware corporation, SFOG Acquisition B, L.L.C., a Delaware limited liability company, SFOT Acquisition I, Inc., a Delaware corporation, and SFOT Acquisition II, Inc., a Delaware corporation.

“Additional Extensions of Credit”: as defined in Section 10.1.

“Administrative Agent”:  as defined in the preamble hereto.

“Affiliate”:  any Person that directly or indirectly controls, or is under common control with, or is controlled by, Parent and, if such Person is an individual, any member of the immediate family (including parents, spouse, children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of Parent, Holdings or any of its Subsidiaries and (b) none of the Wholly Owned Subsidiaries of Holdings or HWP shall be Affiliates.

“Agents”:  the collective reference to the Documentation Agent, the Syndication Agent and the Administrative Agent.

“Agreement”:  this Second Lien Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Discount”: as defined in Section 3.18(c).

“Applicable Margin”:  (a) in the case of Loans which are Base Rate Loans, 6.25% and (b) in the case of Loans which are Eurocurrency Loans, 7.25%.

“Approved Fund”:  as defined in Section 10.6(b).

“Arranger”:  Goldman Sachs Lending Partners LLC, in its capacity as sole lead arranger.

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clauses (i) through (vi) and clauses (ix) through (xii) and clauses (xiv) through (xvii) of Section 7.5(c) except for clause (ii) to the extent referred to therein) which yields gross proceeds to the Parent, or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,500,000.

“Assignee”:  as defined in Section 10.6(b)(i).

“Assignment and Acceptance”:  an Assignment and Acceptance substantially in the form of Exhibit E.

“Auction”: a “Dutch” auction whereby the Borrower offers to purchase Loans pursuant to the auction procedures set forth in Section 3.18.

“Auction Amount”: as defined in Section 3.18(a).

“Auction Notice”: as defined in Section 3.18(a).

“Bankruptcy Code”:  the Federal Bankruptcy Code of 1978, as amended from time to time.

“Bankruptcy Court”: as defined in the recitals hereto.

“Base Capital Expenditure Amount”:  as defined in Section 7.7.

“Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be the greater of (i) 2.0% and (ii) the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such day.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate, respectively.

“Base Rate Loans”:  Loans for which the applicable rate of interest is based upon the Base Rate.

“Beneficial Share Assignment Agreement”: the Beneficial Share Assignment Agreement, dated as of April 1, 1998, by and between TW-SPV Co., GP Holdings, Inc. and Parent (as successor Premier Parks Inc.), as the same may be amended on or prior to the Closing Date and as the same may be further modified or amended at any time from time to time, provided such modification or amendment does not violate Section 7.14.

“Benefited Lender”:  as defined in Section 10.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the preamble hereto.

“Borrower Consolidated Adjusted EBITDA”: for any period, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) means Parent Consolidated Adjusted EBITDA plus (a) administrative and other corporate charges of Parent that are not allocated to or paid by the Borrower or its Subsidiaries and excluding (b) any portion of Parent Consolidated Adjusted EBITDA (calculated on a net basis, taking into account positive and negative items) attributable to any Person (other than the Borrower or its Subsidiaries) to the extent that the Borrower or any of its Subsidiaries is not the owner of the interests in, or recipients of the cash received from, such Person.  The parties hereby agree that the Borrower Consolidated Adjusted EBITDA for the fiscal quarter ending (a) June 30, 2009 was $47,603,000, (b) September 30, 2009 was $190,348,000 and (c) December 31, 2009 was ($15,780,000).

“Business”:  as defined in Section 4.17(b).

“Business Day”:  (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks for deposits in Dollars in the London Interbank Eurocurrency market.

“Cap Amount”:  $1.03 billion in the aggregate less all mandatory payments of the principal of the First Lien Tranche B Term Loans and any permanent reductions of the First Lien Revolving Credit Commitments (specifically excluding, however, any such repayments and commitment reductions occurring solely as a result of any Permitted First Lien Refinancing Indebtedness permitted hereunder).

“Capex Stub Amount”: as defined in the definition of “Excess Cash Flow”.

“Capital Expenditures”:  for any period, expenditures made in cash by Parent or any of its Subsidiaries or any of the Partnership Park Entities (or, for purposes of the definition of “Excess Cash Flow”, by the Borrower or any of its Subsidiaries) to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements) during such period, computed in accordance with GAAP, but excluding (a) repairs or restorations in respect of any such assets paid in cash, (b) the amount of cash expended (i) with, or in an amount equal to, the Net Cash Proceeds of (A) Recovery Events or (B) awards of compensation arising from the taking by eminent domain or condemnation of assets being replaced, (ii) as part of an Acquisition permitted hereunder (other than an Acquisition permitted by Section 7.5(b)(iii)), or (c) expenditures that are accounted for as capital expenditures made in cash by Parent or any of its Subsidiaries or any of the Partnership Park Entities (or, for purposes of the definition of “Excess Cash Flow”, by the Borrower or any of its Subsidiaries) and that actually are paid for by a Person other than Parent or any Subsidiary or any Partnership Park Entity and (d) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of Parent and its Subsidiaries or in the balance sheet of any Partnership Park Entity (or, for purposes of the definition of “Excess Cash Flow” in the consolidated balance sheet of the Borrower and its Subsidiaries).

“Capital Lease Obligations”:  for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cases”: the cases of the Debtors before the Bankruptcy Court.

“Change in Law”: (a) the adoption of any law, rule or regulation, (b) the issuance of any administrative guidance, or (c) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date shall be no later than May 28, 2010.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender.  The aggregate amount of the Commitments on the Closing Date is $250,000,000.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”:  the Confidential Information Memorandum dated January, 2010, as supplemented by the Lenders Update Materials, dated April 8, 2010 and furnished to the Lenders prior to the Closing Date.

“Confirmation Order”: as defined in Section 5.1(b).

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of interest, income taxes or any Funded Debt of the Borrower and its Subsidiaries and (b), without duplication, all Indebtedness consisting of First Lien Revolver Indebtedness, to the extent otherwise included therein.

“Consolidated Interest Coverage Ratio”:  as at any date, the ratio of (a) Parent Consolidated Adjusted EBITDA for such Measurement Period to (b) Consolidated Interest Expense for such Measurement Period.

“Consolidated Interest Expense”:  for any Measurement Period, total interest expense that has been paid in cash during such period (including that attributable to Capital Lease Obligations) of Parent and its Subsidiaries for such period with respect to all outstanding Indebtedness of Parent and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements in respect of interest rates to the extent such net costs have been or are required to be paid in cash during such period), minus cash interest income for such Measurement Period.

“Consolidated Leverage Ratio”: as at any date, the ratio of (a) Consolidated Total Debt as at such date to (b) Parent Consolidated Adjusted EBITDA for such Measurement Period.

“Consolidated Net Income”:  of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Parent or is merged into or consolidated with Parent or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Parent) in which Parent or any of its Subsidiaries has an ownership interest accounted for under the equity method, (c) the cumulative effect of a change in accounting principle and changes as a result of the adoption or modification of accounting policies during such period, (d) any effect of income (loss) from the early extinguishment of (i) Indebtedness and (ii) obligations under any Hedging Agreement or other derivative instruments, (e) the effects of non-cash acquisition accounting adjustments and non-cash adjustments from the application of fresh start reporting, (f) any net gains, losses, income or expense attributable to non-controlling interests and (g) the undistributed earnings of any Subsidiary of Parent to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”:  as at the last day of any fiscal quarter, the sum of (a) the aggregate outstanding principal amount of all Indebtedness (other than First Lien Revolver Indebtedness and the undrawn portion of any outstanding letters of credit) of Parent and its Subsidiaries that would, in conformity with GAAP, be set forth on the balance sheet of Parent and its Subsidiaries on such date (determined on a consolidated basis without duplication in accordance with GAAP), plus (b) the average of the amounts of First Lien Revolver Indebtedness outstanding on such last day and on the last day of each of the three immediately preceding fiscal quarters.  For purposes of computing clause (b) above, the parties agree that the First Lien Revolver Indebtedness as of each of September 30, 2009, December 31, 2009 and March 31, 2010 was $0.

“Consolidated Working Capital”:  at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any material agreement, lease, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Debtors”: as defined in the recitals hereto.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Delayed Draw Equity Commitment”: the commitment of Pentwater Capital Management LP or its Affiliates (or any assignee or transferee thereof or successor thereto permitted under the Delayed Draw Equity Commitment Agreement dated as of April 15, 2010 among Parent and certain Pentwater Capital Management LP affiliated funds party thereto, as in effect on such date) to Parent to purchase additional shares of common stock of Parent after the Closing Date pursuant to Section 5.2 of the Plan of Reorganization.

“Dick Clark”: dick clark productions, inc., a Delaware corporation.

“Discount Range”: as defined in Section 3.18(a).

“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, but excluding any termination of the economic and voting rights of GP Holdings Inc. pursuant to the Beneficial Share Assignment Agreement; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” shall mean any Capital Stock of Parent that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is putable or exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock of Parent), pursuant to a sinking fund or otherwise, (b) is redeemable or exchangeable, in whole or in part, at the option of the holder thereof (other than solely for Qualified Capital Stock of Parent), or (c) provides for the scheduled payment of dividends in cash, in each case prior to the date that is one year after the Maturity Date; provided that (i) if such Capital Stock is issued pursuant to any plan for the benefit of employees of Parent or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Parent or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (ii) any Capital Stock that would not constitute Disqualified Capital Stock but for the provisions thereof giving holders thereof the right to require Parent to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” prior to the date that is one year after the Maturity Date shall not constitute Disqualified Capital Stock so long as the terms of such Capital Stock provide that the Loans and all other Obligations (other than obligations under “Specified Hedging Agreements” and “Specified Cash Management Agreements” (as each such term is defined in the First Lien Credit Agreement)) are repaid in full prior to such purchase or redemption.

“Documentation Agent”:  Goldman Sachs Lending Partners LLC.

“Dollars” and “$”:  lawful currency of the United States of America.

“Domestic Subsidiary”:  any Subsidiary of Parent organized under the laws of any jurisdiction within the United States of America.

“Environmental Claim”:  with respect to any Person, any written notice, claim, demand or other communication (collectively, a “claim”) by any other Person alleging or asserting such Person’s liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.  The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Materials of Environmental Concern or arising from alleged injury or threat of injury to health, safety or the environment, as a result of any of the foregoing.

“Environmental Laws”:  any and all present and future Federal, state, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“Environmental Permits”:  any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Code of which Parent is a member and (b) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Parent is a member.

“ERISA Event”:  any of the following events or conditions:

(a)   any Reportable Event;

(b)   any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan, whether or not waived, the filing pursuant to section 412(c) of the Code of any request for a waiver of the funding standard with respect with respect to any Plan, or any failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan;

(c)   the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Parent or an ERISA Affiliate to terminate any Plan, or the incurrence by Parent or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan;

(d)   the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or the receipt by Parent or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(e)   the complete or partial withdrawal from a Multiemployer Plan by Parent or any ERISA Affiliate that results in any Withdrawal Liability (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Parent or any ERISA Affiliate of notice from a Multiemployer Plan that it is, or is expected to be, in Reorganization, Insolvent or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA or that it intends to terminate or has terminated under Section 4041-A of ERISA;

(f)    the institution of a proceeding by a fiduciary of any Multiemployer Plan against Parent or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 60 days;

(g)   the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Parent or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of such Sections; or

(h)   a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA).

“Eurocurrency Loans”:  Loans for which the applicable rate of interest is based upon the Eurocurrency Rate.

“Eurocurrency Rate” : for any Interest Rate Determination Date with respect to an Interest Period for a Eurocurrency Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by Goldman Sachs Lending Partners LLC for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurocurrency Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Eurocurrency Reserve Requirement; provided, however, that notwithstanding the foregoing, the Eurocurrency Rate shall at no time be less than 2.00% per annum.

“Eurocurrency Reserve Requirements”: at any time, for any Eurocurrency Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Eurocurrency Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurocurrency Loans.  A Eurocurrency Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurocurrency Loans shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Requirement.

“Eurocurrency Tranche”:  the collective reference to Eurocurrency Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of Parent, the difference, if any, of (a) the sum, without duplication, of (i) Borrower Consolidated Adjusted EBITDA less the sum of (1) Consolidated Interest Expense (provided that, for purposes of calculating Excess Cash Flow, Consolidated Interest Expense shall be calculated for the Borrower and its Subsidiaries) and (2) any cash expenditures made during such period on account of any loss, expense or charge, and any cash received during such period on account of any gain, included in the calculation of Consolidated Net Income but excluded in the determination of Parent Consolidated Adjusted EBITDA pursuant to clauses (a)(iv), (v) and (vi) of the definition thereof, in each case for such fiscal year, (ii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year (other than any decrease arising from acquisitions by Parent or its Subsidiaries completed during such period or the application of acquisition accounting or fresh start reporting adjustments) and (iii) total pension expenses for such period minus (b) the sum, without duplication, of (i) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of (A) (1) Capital Expenditures and (2) the amount of Capital Expenditures included as part of the “capital expenditures” budget for such fiscal year in the budget delivered pursuant to Section 6.1(g) and certified by a Responsible Officer at or about the end of such fiscal year as being expected to be made in cash on or prior to March 31 of the immediately following fiscal year and made on or prior to such date (such amount under this subclause (b)(i)(A)(2) being the “Capex Stub Amount”) (minus the principal amount of Indebtedness (other than First Lien Revolving Credit Loans) incurred to finance such Capital Expenditures, and excluding any such Capital Expenditures financed with the proceeds of any Reinvestment Deferred Amount and the Capex Stub Amount deducted in determining Excess Cash Flow for the prior fiscal year of Parent) and (B) cash acquisitions of intellectual property, (ii) the aggregate amount of all optional and regularly scheduled principal payments of the Loans and other Funded Debt of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iii) the aggregate amount of all prepayments or repayments of First Lien Revolver Indebtedness during such fiscal year to the extent accompanying permanent reductions (to the extent not replaced) of the First Lien Revolving Credit Commitments, (iv) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year (other than any increase arising from acquisitions by the Borrower or its Subsidiaries completed during such period or the application of acquisition accounting), (v) the aggregate amount of expenditures actually made by the

Borrower and its Subsidiaries in cash during such period (including expenditures for the payment of financing, letter of credit and annual agency fees but excluding expenditures on account of pensions) to the extent that such expenditures are not expensed during such period (with such expenditures to be excluded in the fiscal period when they are expensed), (vi) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period, (vii) the amount of cash payments made on account of pensions in such period, and (viii) the aggregate amount of Restricted Payments made in cash during such fiscal year (to the extent permitted under Section 7.6).

“Excess Cash Flow Application Date”: as defined in Section 3.4(c).

“Excluded Foreign Subsidiaries”:  any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of, or any Property of, such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of Parent, result in adverse tax consequences to Parent, Holdings or the Borrower.  Any Subsidiary that Guarantees Indebtedness under any Indenture shall not be an Excluded Foreign Subsidiary.

“Excluded Taxes”:  with respect to any Agent, any Lender or Transferee (a) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent, Lender or Transferee as a result of a present or former connection between such Agent, Lender or Transferee and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s, Lender’s or Transferee’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (b) branch profits taxes imposed on any Agent, Lender or Transferee by the United States of America, (c) any withholding taxes to the extent attributable to a failure to comply with Section 3.12(e), (d) any backup withholding tax to the extent attributable to a “Notified Payee Underreporting” as described in Section 3406(c) or a notification by the US Internal Revenue Service that the “Taxpayer Identification Number” furnished by such Agent, Lender or Transferee is incorrect, (e) United States withholding taxes that are imposed on amounts payable to such Agent, Lender or Transferee (and in the case of a Participant, the Lender selling the participation to such Participant), except to the extent that such withholding taxes are imposed (i) as a result of a Change in Law after the date the Agent, Lender or Transferee becomes a party to this Agreement,  (ii) as a result of a change in fact after the date the Agent, Lender or Transferee becomes a party to this Agreement that is attributable to the Borrower or other Loan Party (or any Person related to a Borrower or Loan Party), (iii) on such Agent’s, Lender’s or Transferee’s assignor (if any) (or, in the case of a Participant, the Lender selling participations to such Participant) and such Agent’s, Lender’s or Transferee’s assignor was entitled, at the time of assignment (or the sale of the participations), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 3.12, or (iv) on an Agent, Lender or Transferee following an assignment, designation of a new lending office, acquisition or the appointment of a successor Agent pursuant to Sections 3.15 or 3.16.

“Existing Credit Agreement”:  the Second Amended and Restated Credit Agreement, dated as of May 25, 2007, among Parent, Holdings, the Borrower, JPMorgan Chase Bank, N.A., as the administrative agent, and the lenders and other agents party thereto.

“Existing Parks”:  as defined in Section 4.22.

“Existing Time Warner Facility”:  the loan facility provided by TW to the Acquisition Parties (and guaranteed by the Borrower, Holdings and Parent) as evidenced by (i) that certain Promissory Note, dated as of May 15, 2009, by and among TW and the Acquisition Parties, in the original principal amount of $52,507,000, and each other loan document entered in connection therewith and (ii) that certain Guarantee Agreement, dated as of May 15, 2009, made by Parent, Holdings and Borrower in favor of TW.

“Facility”:  the Commitments and the Loans made thereunder.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“First Lien Administrative Agent”:  JPMorgan Chase Bank, N.A., in its capacity as administrative agent under and as defined in the First Lien Credit Documents, or any successor administrative agent in accordance with the terms thereof and any administrative agent in respect of Permitted First Lien Refinancing Indebtedness.

“First Lien Auction”:  the “Auction” under and as defined in the First Lien Credit Agreement (and the corresponding term in any Permitted First Lien Refinancing Indebtedness).

“First Lien Commitments”: the “Commitments” under and as defined in the First Lien Credit Agreement (and the corresponding term in any Permitted First Lien Refinancing Indebtedness).

“First Lien Credit Agreement”:  the First Lien Credit Agreement dated as of the date hereof among Parent, Holdings, the Borrower, the Subsidiary Guarantors, the lenders thereunder and the First Lien Administrative Agent, as the same may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, and including any agreement, instrument or other document extending the maturity of, refinancing, replacing, renewing, refunding or otherwise restructuring all or a portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“First Lien Credit Documents”:  the First Lien Credit Agreement and all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing (including indentures, notes, guarantees, security agreements, mortgages and other collateral documents), in each case, as such agreements, instruments or other documents may be amended, amended and restated, supplemented, modified, refunded, renewed or extended, refinanced, replaced or otherwise restructured as permitted under this Agreement and the Intercreditor Agreement, in whole or in part from time to time with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“First Lien Letters of Credit”:  the “Letters of Credit” under and as defined in the First Lien Credit Agreement (and the corresponding term in any Permitted First Lien Refinancing Indebtedness).

“First Lien Obligations”:  the “Obligations” under and as defined in the First Lien Credit Agreement (and the corresponding term in any Permitted First Lien Refinancing Indebtedness).

“First Lien Revolver Indebtedness”:  the “Revolver Indebtedness” under and as defined in the First Lien Credit Agreement as of the date hereof (and the corresponding term in any Permitted First Lien Refinancing Indebtedness).

“First Lien Revolving Credit Commitments”:  the “Revolving Credit Commitments” under and as defined in the First Lien Credit Agreement (and the corresponding term in any Permitted First Lien Refinancing Indebtedness).

“First Lien Revolving Credit Loans”:  the “Revolving Credit Loans” under and as defined in the First Lien Credit Agreement (and the corresponding term in any Permitted First Lien Refinancing Indebtedness).

“First Lien Swing Line Loans”:  the “Swingline Loans” under and as defined in the First Lien Credit Agreement (and the corresponding term in any Permitted First Lien Refinancing Indebtedness).

“First Lien Tranche B Term Loans”:  the “Tranche B Term Loans” under and as defined in the First Lien Credit Agreement (and the corresponding term in any Permitted First Lien Refinancing Indebtedness).

“First Priority Lien”:  as defined in the Intercreditor Agreement.

“Fixed-to-Floating Swap”:  as defined in Section 7.16.

“Foreign Benefit Arrangement”: as defined in Section 4.13(b).

“Foreign Plan”: as defined in Section 4.13(b).

“Foreign Subsidiary”:  any Subsidiary of Parent that is not a Domestic Subsidiary.

“Funded Debt”:  with respect to any Person at any date of determination, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section that matures more than one year from such date of determination.

“Funding Office”:  the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners) having jurisdiction over the Business or the Property of Parent and its Subsidiaries.

“Great Escape Agreements”:  collectively, (a) that certain Second Amended and Restated Operating Agreement of HWP dated as of October 29, 2007 among HWP Management, Inc., HWP Development Holdings LLC, BBL HWP LLC, DACWP LLC and Leisure Water LLC, as members, and the following as guarantors or pledgors with respect to certain obligations:  Parent, Donald R. Led Duke, DACWP, LLC and Leisure Water, LLC (as may, subject to Section 7.14, be modified, amended, restated and/or substituted), (b) any and all agreements delivered pursuant thereto or in connection therewith or with the development and operation of the Property described therein, including the financing and refinancing thereof and (c) any and all agreements, documents or instruments entered into in connection with any expansion or development of the Great Escape’s lodge or any hotel or timeshare arrangements located on or adjacent to it.

“Guarantee”:  a guarantee, an indorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including, without limitation, causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as verbs have the correlative meanings.

“Guarantee and Collateral Agreement”:  the Second Lien Guarantee and Collateral Agreement to be executed and delivered by Parent, Holdings, the Borrower and each Subsidiary Guarantor in favor of the Administrative Agent, substantially in the form of Exhibit A as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantors”:  the collective reference to Parent, Holdings and the Subsidiary Guarantors.

“Hedging Agreement”:  all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by Parent or any of its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.  For avoidance of doubt, Hedging Agreements shall include any interest rate swap or similar agreement that provides for the payment by Parent or any of its Subsidiaries of amounts based upon a floating rate in exchange for receipt by Parent or such Subsidiary of amounts based upon a fixed rate.

“Holdings”:  as defined in the preamble hereto.

“HWP”:  HWP Development LLC, a New York limited liability company.

“Inactive Subsidiary”:  any Subsidiary of Parent that (a) has aggregate assets with a value not in excess of $100,000, (b) conducts no Business and (c) does not Guarantee any Indebtedness of Parent or any of its Subsidiaries.

“Indebtedness”:  for any Person, without duplication:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than (i) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days (365 days in the case of payables arising out of the purchase of inventory or Capital Expenditures determined without regard to the exclusion contained in the definition of Capital Expenditures in this Section 1.1) of the date the respective goods are delivered or the respective services are rendered and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments (including negotiable instruments) issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) the liquidation value of all redeemable preferred Capital Stock of such Person to the extent redeemable prior to the date which is 91 days after the Maturity Date, and (g) Indebtedness of others Guaranteed by such Person; provided, however, that the provision by Parent or any of its Subsidiaries of covenants, Guarantees and indemnities that are customary for non-recourse financings (as determined by Parent in good faith) with respect to Indebtedness incurred by a Person that is not a Subsidiary of Parent and that is otherwise non-recourse to Parent and its Subsidiaries shall not be deemed to be Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Indebtedness is recourse, provided that if such Person’s liability for such Indebtedness is contractually limited, only such Person’s share thereof shall be so included.  The amount of Indebtedness for any Person for purposes of clause (c) above shall be deemed equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness, and (ii) the fair market value of the Property encumbered thereby as determined in good faith by such Person.  Anything herein to the contrary notwithstanding, the following shall not constitute Indebtedness: (i) obligations under Hedging Agreements, (ii) obligations in respect of any Indebtedness that has been defeased (either covenant or legal) pursuant to the terms of the instrument creating or governing such Indebtedness and (iii) obligations under the Partnership Parks Agreements; provided, that obligations described in the foregoing clause (iii) shall constitute Indebtedness for purposes of Section 8(e).

“Indemnified Liabilities”:  as defined in Section 10.5.

“Indemnified Taxes”:  all Taxes (other than Excluded Taxes) and Other Taxes.

“Indemnitee”:  as defined in Section 10.5.

“Indentures”:  collectively, any indenture or other agreement pursuant to which Indebtedness of Parent, Holdings or the Borrower may be outstanding at any time, in each case as amended as permitted by this Agreement.

“Insolvent”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights and copyrightable works, copyright licenses, patents, inventions, discoveries and developments, patent licenses, trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators and the goodwill of any business symbolized thereby, trademark licenses, technology, know-how, processes, trade secrets and confidential or proprietary business information, all registrations and applications related thereto, the right to obtain renewals, extensions, substitutions, continuations, continuations-in-part, divisions, reissues, re-examinations or similar legal protections related thereto, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: the Intercreditor Agreement, dated as of the date hereof, among the Administrative Agent, the First Lien Administrative Agent, and

acknowledged and agreed to by Parent, Holdings, the Borrower and the Subsidiary Guarantors.

“Interest Payment Date”:  (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the Maturity Date, (b) as to any Eurocurrency Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months (or, to the extent available to all applicable Lenders, nine or twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months (or, to the extent available to all applicable Lenders, nine or twelve months) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Interest Rate Determination Date”: with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment”:  for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a stated term not exceeding 360 days arising in connection with the sale of inventory, supplies or patron services by such Person in the ordinary course of business, and excluding also any deposit made by such Person in the ordinary course of business of such Person or as an advance payment in respect of a Capital Expenditure (to the extent the making of such Capital Expenditure will not result in a violation of any of the provisions of Section 7.7); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person, other than any Guarantee under the Partnership Parks Agreements; provided, however, that the provision by Parent or any of its Subsidiaries of covenants, Guarantees and indemnities that are customary for non-recourse financings (as determined by Parent in good faith) with respect to Indebtedness incurred by a Person that is not a Subsidiary of Parent and that is otherwise non-recourse to Parent and its Subsidiaries shall not be deemed an Investment; or (d) the entering into of any Hedging Agreement.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and shall include any and all fees, expenses, commission costs and charges related to such Investment.

“Investment Grade Rating”:  a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“IP Percentage”: (a) with respect to Indebtedness incurred by the Borrower or any of its Subsidiaries, 100% and (b) with respect to Indebtedness incurred by Parent or Holdings, 25% if (for purposes of this clause (b)) on the applicable date of determination the Senior Secured Leverage Ratio is greater than 4.5 to 1.00 and 0% otherwise.

“Lender Addendum”:  with respect to any Lender, a Lender Addendum, substantially in the form of Exhibit J, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.18.

“Lenders”:  as defined in the preamble hereto.

“Lien”:  with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance having the effect of security in respect of such Property.  For purposes of this Agreement and the other Loan Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Liquidity”: the sum of (a) Unrestricted Cash and Permitted Investments held by the Loan Parties and their consolidated Subsidiaries, (b) the Available Revolving Commitments (as defined in the First Lien Credit Agreement as of the date hereof) on such date (with satisfaction of the applicable conditions precedent to Revolving Extensions of Credit (as defined in the First Lien Credit Agreement as of the date hereof) to be tested as of such date) and (c) cash proceeds available to be received by the Loan Parties in exchange for the issuance of shares of Parent common stock pursuant to the Delayed Draw Equity Commitment.

“Liquidity Put Threshold Amount”: as defined in the New Time Warner Facility as in effect on the Closing Date or as the same may be modified or amended at any time from time to time, provided such modification or amendment does not violate Section 7.14.

“Loan”:  as defined in Section 2.1.

“Loan Documents”:  this Agreement, the Security Documents and the Notes.

“Loan Parties”:  Parent, Holdings, the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

“Margin Stock”:  “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect”:  a material adverse effect on (a) the Loans, (b) the Business, Property or financial condition of Parent and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”:  December 31, 2016.

“Measurement Period”:  for any determination under this Agreement, the four consecutive fiscal quarters of Parent or Borrower, as applicable, then last ended for which financial statements are required to be delivered pursuant to Section 6.1(a) or (d).

“Moody’s”:  Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Properties”:  the Real Properties listed on Schedule 1.1(a), as to which the Administrative Agent for the benefit of the Lenders has been granted a Lien pursuant to the Mortgages.

“Mortgages”:  each of the mortgages and deeds of trust encumbering the Mortgaged Properties made by the Loan Party party thereto in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, as delivered on the Closing

Date in form and substance reasonably satisfactory to the Administrative Agent, together with any other mortgages and deeds of trust made by any Loan Party in accordance with Section 6.6(b) in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of the mortgages and deeds of trust delivered on the Closing Date (with such changes thereto as shall be reasonably advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), in each case as the same may be amended, supplemented, substituted or otherwise modified from time to time.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a)  in connection with any Asset Sale or any Recovery Event, the proceeds thereof received by Parent or any Subsidiary in the form of cash and Permitted Investments (including any such proceeds received in such form by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness and other obligations secured by a Lien expressly permitted hereunder on, or amount required to be paid under Capital Lease Obligations relating to, any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of (i) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements applicable to the transactions) and (ii) any reserve for adjustment in respect of (A) the sale price of such asset or assets established in accordance with GAAP and (B) any liabilities associated with such asset or assets retained by Parent or any of its Subsidiaries after such sale or other disposition thereof and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of loans or other Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Time Warner Facility”: the loan facility provided by TW to the Acquisition Parties (and guaranteed by Parent, Holdings, the Borrower and each other of Parent’s Subsidiaries that are or become Subsidiary Guarantors pursuant to, or otherwise guarantee obligations under, this Agreement and the other Loan Documents), evidenced by (i) that certain Loan Agreement, dated as of the date hereof, by and among TW and the Acquisition Parties, in the original principal amount of $150,000,000, and each other loan document entered in connection therewith, and (ii) that certain Guarantee Agreement, dated as of the date hereof, made by the Guarantors in favor of TW, in each case, as the same may be refinanced, refunded, replaced or renewed in accordance with Section 7.3(c) and as may be amended, restated, supplemented or otherwise modified from time to time, provided such amendment, restatement, supplement or other modification does not violate Section 7.14.

“Non-Consenting Lender”:  in the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.1 or all the Lenders with respect to a certain class of Loans or Commitments and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

“Non-Guarantor Subsidiary”:  any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Non-U.S. Lender”:  as defined in Section 3.12(e).

“Note”:  any promissory note evidencing any Loan.

“Obligations”:  the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given by any Loan Party in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Operated Properties”:  as defined in Section 4.17(a).

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent”:  as defined in the preamble hereto.

“Parent Backstop Group”:  as defined in Section 5.1(t).

“Parent Consolidated Adjusted EBITDA”:  for any period, the sum, for Parent and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:

(a)           Consolidated Net Income of Parent and its Subsidiaries for such period excluding those amounts which, in the determination of Consolidated Net Income for such period, have been added or deducted for (i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging or other derivative instruments, net of interest income and gains on such hedging obligations, (ii) provisions for federal, state, local and foreign income tax, franchise taxes and similar taxes imposed in lieu of income tax, (iii) depreciation and amortization expense (including, without limitation, amortization of goodwill and other intangible assets) and any impairment of property, equipment, goodwill or other intangible assets, (iv) any effect of extraordinary, non-recurring or unusual gains or losses or expenses and curtailments or modifications to pension and post-retirement employee benefit plans, provided that the amount of cash expenditures added back as a result of this clause (iv) shall not exceed $15,000,000 in any twelve-month period, (v) any net gains or losses of disposed, abandoned or discontinued assets or operations except for income and expenses prior to disposition, (vi) any fees, expenses, commissions, costs or other charges related to (A) any securities offering, Investment, acquisition, disposition or other similar transaction permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including any extension, renewal, refinancing or replacement thereof), in each case whether or not successful and whether or not consummated prior to, on, or after the Closing Date, (B) the Cases, the Plan of Reorganization and the transactions contemplated by the Cases and the Plan of Reorganization, and (C) emergence compensation, the termination or settlement of leases and executory contracts, litigation costs and settlements, asset write-ups or write-downs, income and gains recorded in connection with the corporate reorganization effected in connection with the administration of the Debtors’ Cases, (vii)(A) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any hedging obligations or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133 and (B) any net unrealized gain or loss (after any offset) resulting in such period from currency translation, in each case to the extent not incurred in cash and (viii) the Consolidated Net Income of any Person (adjusted for items (i) through (vii) of this paragraph (a)) to the extent (A) attributable to interests held by third parties in Subsidiaries of Parent that are not wholly-owned by Parent or (B) attributable to interests in Persons accounted for under the equity method except to the extent of the cash received by Parent or any of its Subsidiaries from such Person, net of the Investments therein, in respect of such period, plus

(b)           any non-cash or stock-based compensation costs or expenses incurred by Parent or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, less any cash costs of such plans or agreements incurred during such period.

Calculations of Parent Consolidated Adjusted EBITDA shall be as set forth on Exhibit B attached hereto.

Notwithstanding the foregoing if, during any period for which Parent Consolidated Adjusted EBITDA is being determined, Parent or any of its Subsidiaries shall have consummated any Acquisition or Disposition then, for all purposes of this Agreement, Parent Consolidated Adjusted EBITDA shall be determined on a pro forma basis as if such Acquisition or Disposition had been made or consummated on the first day of such period.  The parties hereby agree that Parent Consolidated Adjusted EBITDA for the fiscal quarter ending (a) June 30, 2009 was $53,241,000, (b) September 30, 2009 was $205,755,000 and (c) December 31, 2009 was ($16,926,000).

“Park”:  collectively, the Existing Parks and any other amusement or attraction park acquired by any of Parent and its Subsidiaries after the date hereof.

“Participant”:  as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(b)(iv).

“Partnership Parks Agreements”:  (a) the Overall Agreement, dated as of February 15, 1997, among Six Flags Fund, Ltd. (L.P.), Salkin Family Trust, SFG, Inc., SFG-I, LLC, SFG-II, LLC, Six Flags Over Georgia, Ltd., SFOG II, Inc., SFOG II Employee, Inc., SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., Six Flags Over Georgia, Inc., Six Flags Services of Georgia, Inc., the Borrower and Six Flags Entertainment Corporation and the Related Agreements (as defined therein), (b) the Overall Agreement dated as of November 24, 1997 among Six Flags Over Texas Fund, Ltd., Flags’ Directors, L.L.C., FD-II, L.L.C., Texas Flags, Ltd., SFOT Employee, Inc., SFOT Acquisition I, Inc., SFOT Acquisition II, Inc., Six Flags Over Texas, Inc., the Borrower and Six Flags Entertainment Corporation, as amended by the Agreement dated as of December 6, 1999 between and among the foregoing parties and Six Flags Fund II, Ltd., and the Related Agreements (as defined therein), and (c) the Subordinated Indemnity Agreement, and each related agreement entered into in connection therewith (including, without limitation, the Beneficial Share Assignment Agreement, the Subordinated Indemnity Escrow Agreement, dated as of September 28, 2006, by and among Parent, Warner Bros. Entertainment Inc. (as successor to Time Warner Entertainment Company, L.P.), Historic TW Inc. (formerly known as Time Warner Inc.) and the Bank of New York, as the same has been amended, supplemented, waived or otherwise modified on or prior to the Closing Date, and the Acquisition Company Liquidity Agreement dated as of December 8, 2006 by and among Parent, Holdings, Borrower, GP Holdings, Inc., SFOG II, Inc., SFT Holdings, Inc., Time Warner Inc., TW-SPV Co., Warner Bros. Entertainment Inc. (as successor to Time Warner Entertainment Company, L.P.), the Acquisition Parties, SFOG Acquisition A Holdings, Inc., SFOG Acquisition B Holdings, Inc., SFOT Acquisition I Holdings, Inc. and SFOT Acquisition II Holdings, Inc.), in each case, as the same may be modified or amended at any time from time to time, provided such modification or amendment does not violate Section 7.14.

“Partnership Parks Entities”: (i) Six Flags Over Georgia II, L.P., a Delaware limited partnership, Texas Flags, Ltd., a Texas limited partnership, GP Holdings Inc., a Delaware corporation, SFOT Acquisition I Holdings, Inc., a Delaware corporation, SFOT Acquisition II Holdings, Inc., a Delaware corporation, SFOG Acquisition A Holdings, Inc., a Delaware corporation, SFOG Acquisition B Holdings, Inc., a Delaware corporation, Six Flags Over Georgia, Inc., a Delaware corporation, and the Acquisition Parties and (ii) any of their respective Subsidiaries.

“Payment Office”:  the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: as defined in Section 7.5(e)(i).

“Permitted First Lien Refinancing Indebtedness”:  as defined in Section 7.3(i).

“Permitted Holders”:  Any fund affiliated with Stark Investments, CQS, Tricadia Capital Management, LLC, 1798 Global Partners, Capital Ventures International, Altai Capital Management, H Partners Management LLC, Bay Harbour Management, Pentwater Capital Management LP, Fortelus Capital Management LLP, Credit Suisse Securities (USA) LLC and Candlewood Special Situations Master Fund Ltd.

“Permitted Investments”:  (a) Dollars; (b)(i) Pounds Sterling or Euros or (ii) in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business; (c) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition; (d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks; (e) repurchase obligations for underlying securities of the types described in clauses (c), (d) and (h) entered into with any financial institution meeting the qualifications specified in clause (d) above; (f) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; (g) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof; (h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; (i) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; (j) Investments with average maturities of 12 months or less from the date of acquisition in money market funds; (k) investment funds investing

90% of their assets in securities of the types described in clauses (a) through (j) above; and (l) in the case of Foreign Subsidiaries, substantially similar investments to those set forth in clauses (a) through (k) above denominated in foreign currencies, provided that references to the United States of America (or any agency or instrumentality thereof) shall be deemed to mean foreign countries having a sovereign rating of “A” or better from either S&P or Moody’s (or another nationally recognized statistical rating agency selected by the Borrower and reasonably acceptable to the Administrative Agent).

“Permitted Liens”:  as defined in Section 7.4.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  an employee benefit plan (within the meaning of Section 3(3) of ERISA) and in respect of which Parent or any ERISA Affiliate is (or if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an employer as defined in Section 305 of ERISA.

“Plan of Reorganization”: as defined in the recitals hereto.

“Platform”: as defined in Section 5.1(f).

“Prepayment Amount”: as defined in Section 3.10(d).

“Prepayment Date”: as defined in Section 3.10(d).

“Prepayment Option Notice”: as defined in Section 3.10(d).

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged JPMorgan Chase Bank, N.A. in connection with extensions of credit to borrowers).

“Pro Forma Balance Sheet”:  as defined in Section 4.1.

“Property”:  any right or interest in or to property of any kind whatsoever, whether Real Property, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase Money Indebtedness”:  (a) Indebtedness consisting of the deferred purchase price of Property, conditional sale or other obligations under any title retention agreement, installment sales and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the Property being financed, and (b) Indebtedness incurred to finance the acquisition of Property (including Acquisitions), including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed (or replacement items) or, in the case of Real Property, the Real Property on which such asset is attached; and provided further, that such Indebtedness is incurred within 180 days after such acquisition, addition or improvement by the Borrower or a Subsidiary of such asset.

“Purchase Price”:  with respect to any Acquisition, the sum (without duplication) of (a) the amount of cash paid by Parent and its Subsidiaries in connection with such Acquisition, (b) the value (as determined for purposes of such Acquisition in accordance with the applicable acquisition agreement) of all Capital Stock of Parent or any of its Subsidiaries issued or given as consideration in connection with such Acquisition (other than Qualified Net Cash Equity Proceeds applied to finance such Acquisition within 180 days of such Acquisition or Capital Stock of Parent that is issued in connection with and as consideration for an Acquisition), (c) the principal amount (or, if less, the accreted value) at the time of such Acquisition of all Indebtedness incurred, assumed or acquired by Parent and its Subsidiaries in connection with such Acquisition, (d) all additional purchase price amounts in connection with such Acquisition in the form of earnouts, deferred purchase price and other contingent obligations that are required to be recorded as a liability on the balance sheet of Parent and its Subsidiaries in accordance with GAAP, Regulation S-X under the Securities Act of 1933, as amended, or any other rule or regulation of the SEC, (e) all amounts paid by Parent and its Subsidiaries in respect of covenants not to compete, consulting agreements and other affiliated contracts in connection with such Acquisition, and (f) the aggregate fair market value of all other consideration given by Parent and its Subsidiaries in connection with such Acquisition.

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Qualified Net Cash Equity Proceeds”:  the Net Cash Proceeds of any offering of Capital Stock of Parent so long as (a) such offering was made in express contemplation of an Acquisition or an Investment, as the case may be, (b) such Capital Stock is not mandatorily redeemable prior to the date that is one year after the Maturity Date and (c) such Acquisition or Investment, as the case may be, is consummated within 180 days after receipt by Parent of such Net Cash Proceeds.

“Qualifying Bids” as defined in Section 3.18(c).

“Qualifying Lender” as defined in Section 3.18(d).

“Real Properties”:  all real property, including the improvements thereon, owned by, or leased by, Parent, Holdings, the Borrower or its Subsidiaries.

“Recovery Event”:  any settlement of or payment in excess of $2,500,000 in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any Property of Borrower or any of its Subsidiaries.

“Refinancing Expenses”:  with respect to any refinancing, refunding, replacement or renewal of any Indebtedness, accrued and unpaid interest (or dividends) and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection therewith.

“Register”:  as defined in Section 10.6(b)(iv).

“Regulation H”:  Regulation H of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that, as a result of the delivery of a Reinvestment Notice, are not applied to repay the Loans pursuant to Section 5.5(b).

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer of Holdings or the Borrower stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire, restore or reconstruct assets useful in its business (including for Permitted Acquisitions).

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, restore, or reconstruct assets useful in business of the Borrower and its Subsidiaries (including for Permitted Acquisitions).

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire, restore or reconstruct assets useful in the business of Parent and its Subsidiaries (including for Permitted Acquisitions) with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Transactions”: the execution, delivery and performance of the New Time Warner Facility by the parties thereto, the repayment in full of the Existing Time Warner Facility, the amendment to, or amendment and restatement of, supplement or other modification to certain Partnership Parks Agreement or other Contractual Obligations of the Partnership Parks Entities in connection with the Plan of Reorganization and any other transactions consummated in connection with the Plan of Reorganization, including the contemplated rights offering to purchase common stock of Parent.

“Release”:  any release, threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Materials of Environmental Concern through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata that violates or creates any liability under any Environmental Law.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reply Amount”: as defined in Section 3.18(b).

“Reply Discount”: as defined in Section 3.18(b).

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Single Employer Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure of any Single Employer Plan to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code, shall be a reportable event).

“Required Lenders”:  at any time, the holders of more than (i) 50% of the Commitments or (ii) following the making of the Loans hereunder, 50% of the sum of the aggregate unpaid principal amount of the Loans then outstanding.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”:  as to any Person, the chief executive officer, president, chief financial officer, senior vice president or treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer, senior vice president-finance or treasurer of such Person.

“Restricted Payment”:  dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any Capital Stock of Parent, Holdings or the Borrower or of any warrants, options or other rights to acquire the same (or to make any payments to any Person (except “earn-out” payments or similar payments in connection with an Acquisition or pursuant to any agreement entered into in connection therewith, in each case where such obligation does not constitute Indebtedness) such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market or equity value of Parent, Holdings or the Borrower), but excluding dividends payable solely in shares of common stock of Parent, Holdings or the Borrower.

“Return Bid”: as defined in Section 3.18(b).

“RP Eligible Proceeds”: Net Cash Proceeds from Dispositions permitted under Sections 7.5(c)(ii), 7.5(c)(vi), 7.5(c)(vii), 7.5(c)(viii) and 7.5(c)(xiii).

“S&P”:  Standard & Poor’s Ratings Services, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous federal Governmental Authority).

“Security Documents”:  the collective reference to the Guarantee and Collateral Agreement (and all assumptions thereof), the Mortgages and all other security documents which shall have been delivered on or prior to the Closing Date, or are hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document, as the same have been, and on and after the Closing Date shall be modified, amended, amended and restated, restated or supplemented in accordance herewith.

“Senior Secured Debt”:  as at the last day of any Measurement Period, the sum of (a) the aggregate outstanding principal amount of all Indebtedness (other than First Lien Revolver Indebtedness and the undrawn portion of any outstanding letters of credit) of the Borrower and its Subsidiaries hereunder and under the First Lien Credit Agreement or that otherwise is secured by property or assets of the Borrower and its Subsidiaries and that would, in conformity with GAAP, be set forth on the balance sheet of the Borrower and its Subsidiaries on such date (determined on a consolidated basis without duplication in accordance with GAAP), plus (b) the average of the amount of First Lien Revolver Indebtedness outstanding on such last day and on the last day of each of the three immediately preceding fiscal quarters.  For purposes of computing clause (b) above, the parties agree that the First Lien Revolver Indebtedness as of each of September 30, 2009, December 31, 2009 and March 31, 2010 was $0.

“Senior Secured Leverage Ratio”:  as at any date, the ratio of (a) Senior Secured Debt as at such date to (b) Borrower Consolidated Adjusted EBITDA for the Measurement Period most recently ended prior to such date.

“SFO Notes”:  as defined in Section 5.1(t).

“Shared Services Agreement”:  the Amended and Restated Shared Services Agreement, dated as of January 1, 2006, among Parent, Holdings, the Borrower and PP Data Services Inc., a Subsidiary of Holdings, as the same may be amended in a manner not materially adverse to the interests of the Lenders.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”:  with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) assets shall include insurance coverage and/or indemnification available with respect to any liability.

“Subordinated Indemnity Agreement”:  the Subordinated Indemnity Agreement, dated as of April 1, 1998, among Parent, GP Holdings Inc., Time Warner Inc., Warner Bros. Entertainment Inc. (as successor to Time Warner Entertainment Company, L.P.), TW-SPV Co., Holdings, the Borrower, SFOG II, Inc. and SFT Holdings, Inc., as the same may be modified or amended at any time from time to time, provided such modification or amendment does not violate Section 7.14.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that, notwithstanding the foregoing, each of the Partnership Parks Entities will be deemed to be a Subsidiary of Parent for all purposes under this Agreement, provided further that none of the joint ventures established pursuant to the Great Escape Agreements, any Inactive Subsidiary, Six Flags Over Texas Fund, Ltd. or Six Flags Fund, Ltd. will be deemed to be a Subsidiary of Parent for any purpose under this Agreement.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Parent.

“Subsidiary Guarantor”:  each Subsidiary of the Borrower other than (a) any Excluded Foreign Subsidiary, (b) Flags Beverages, Inc., Fiesta Texas Hospitality LLC and any other Subsidiary whose only material asset is a liquor license, (c) HWP, (d) HWP Development Holdings LLC, (e) SFRCC Corp., (f) any Inactive Subsidiary and (g) after the Closing Date, any non-Wholly Owned Subsidiary that does not execute the Guarantee and Collateral Agreement as permitted by Section 6.6.

“Syndication Agent”:  Goldman Sachs Lending Partners LLC.

“Tax Sharing Agreement”:  that certain Tax Sharing Agreement, effective as of January 1, 1999 and as amended on or prior to the Closing Date, among Parent, Holdings, and those Subsidiaries which are parties thereto, as the same may be modified or amended at any time from time to time, provided such modification or amendment does not violate Section 7.14.

“Taxes”:  any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Time Warner”:  Historic TW Inc. and/or its affiliates.

“Transactions”:  (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is or is to be a party, the borrowing of Loans, and the use of the proceeds thereof, (b) the execution, delivery and performance by each Loan Party of the First Lien Loan Documents to which it is or is to be a party, the borrowings under the First Lien Loan Documents, the use of the proceeds thereof and the issuance of letters of credit thereunder, and (c) the transactions consummated in connection with the Plan of Reorganization.

“Transferee”:  as defined in Section 10.15.

“TW”:  TW-SF LLC, a Delaware limited liability company or its permitted successors and assigns.

“Type”:  as to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.

“Uniform Commercial Code”:  the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority (but not attachment) and for purposes of definitions related to such provisions.

“Unrestricted Cash”:  all cash that is not restricted cash, as determined in accordance with GAAP.

“U.S.A. PATRIOT Act”:  (a) the Trading with the Enemy Act, as amended, and each of the foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended or modified from time to time.

“Wholly Owned Non-Guarantor Foreign Subsidiary”: as defined in Section 7.3(f).

“Wholly Owned Subsidiary”:  with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares or equity interests held by foreign nationals, in each case to the extent mandated by applicable law) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability”:  liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

1.2.          Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)   As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Parent, Holdings and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided that to the extent any Person does not constitute a Subsidiary of the Parent and the Parent and its Subsidiaries do not own more than a majority of the Capital Stock of such Person, such Person shall not be required to be consolidated with the Parent or any of its Subsidiaries for any purposes of the Loan Documents regardless of the requirements of GAAP.

(c)   The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)   Except as specifically provided herein, the meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)   Each reference to the “Credit Agreement” in any Loan Document shall be deemed to be a reference to this Agreement, as amended, restated and supplemented from time to time after the date hereof.

(f)    When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

(g)   Notwithstanding any other provision contained herein, all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower at “fair value” as defined therein.

SECTION 2.           AMOUNT AND TERMS OF COMMITMENTS

2.1.          Commitments.  Subject to the terms and conditions hereof, the Lenders severally agree to make term loans denominated in Dollars (each, a “Loan”) to the Borrower on the Closing Date in an amount for each Lender not to exceed the Commitment of such Lender.  The Loans may from time to time be Eurocurrency Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.5.

2.2.          Procedure for Borrowing.  The Borrower shall deliver to the Administrative Agent irrevocable notice in the form of Exhibit K (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (i) three Business Days prior to the anticipated Closing Date, in the case of Eurocurrency Loans and (ii) one Business Day prior to the anticipated Closing Date, in the case of Base Rate Loans) requesting that the Lenders make the Loans on the Closing Date and specifying the amount to be borrowed; provided, that until the date that is 30 days from the Closing Date (unless the primary syndication of the Loans has been completed on or prior to the Closing Date), the Loans shall be maintained as either (1) Eurocurrency Loans having an Interest Period of no longer than one month or (2) Base Rate Loans.  Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof.  Not later than 12:00 Noon, New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan to be made by such Lender.

2.3.          Repayment of Loans.  The Borrower shall repay all outstanding Loans, together with all other amounts owed hereunder with respect thereto, in full on the Maturity Date.

SECTION 3.           CERTAIN PROVISIONS APPLICABLE TO THE LOANS

3.1.          Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the principal amount of the Loan made by such Lender to the Borrower on the Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8).  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.7.

(b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from the Loan of such Lender to the Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)   The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made or continued hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)   The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.1(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loan made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)   The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Loan of such Lender, substantially in the form of Exhibit G, with appropriate insertions as to date and principal amount.

3.2.          Fees.

(a)   The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

(b)   The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Loan, a closing fee in an amount equal to 1.5% of the stated principal amount of such Lender’s Loan, payable to such Lender from the proceeds of its Loan as and when funded on the Closing Date.  Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

3.3.          Optional Prepayments.  Subject to the terms of the First Lien Loan Documents and the Intercreditor Agreement, and to Section 3.7(e), the Borrower may at any time and from time to time prepay the Loans made to it, in whole or in part, without premium or penalty (except as set forth in Section 3.7(e)), upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurocurrency Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or Base Rate Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.13.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid and any additional amounts required pursuant to Section 3.7(e).  Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

3.4.          Mandatory Prepayments.  So long as (x) the First Lien Obligations have been paid in full and all commitments thereunder have been terminated and all letters of credit issued thereunder have been terminated or fully cash collateralized in accordance with the terms of the First Lien Credit Documents, or (y) expressly permitted under the First Lien Credit

Agreement or (z) due to a rejection of a mandatory prepayment of First Lien Tranche B Term Loans pursuant to Section 5.11(d) of the First Lien Credit Agreement:

(a)   If any Indebtedness shall be incurred by Parent, Holdings or the Borrower or any of its Subsidiaries (excluding any Indebtedness permitted by Section 7.3 other than (i) Section 7.3(a) (to the extent pertaining to any refinancing, refund, replacement or renewal of Indebtedness pursuant to the Loan Documents), (ii) Section 7.3(n)(i) (to the extent the Net Cash Proceeds of such Indebtedness are not applied by the Borrower to purchase First Lien Tranche B Term Loans pursuant to a First Lien Auction or Loans pursuant to an Auction as set forth in Section 3.18) and (iii) subclauses (ii) and (iii) of 7.3(n)), then, on the date of such incurrence the Loans shall be prepaid, by an amount equal to the IP Percentage (or as set forth in Section 7.3(n)(ii)) of the Net Cash Proceeds of such incurrence, as set forth in Section 3.4(d).

(b)   If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, the Loans shall be prepaid, on or before the date which is five days following the date of receipt of such Net Cash Proceeds, by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 3.4(d); provided that, notwithstanding the foregoing, no prepayment of the Loans shall be required to be made under this Section 3.4(b) in respect of (i) the Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Asset Sale or Recovery Event in respect of which a Reinvestment Notice has been delivered (or is delivered within 30 days), so long as, on each Reinvestment Prepayment Date, the Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Asset Sale or Recovery Event, as set forth in Section 3.4(d) and (ii) RP Eligible Proceeds, to the extent such RP Eligible Proceeds are used within 90 days of the Disposition which is the source of such RP Eligible Proceeds to make a Restricted Payment permitted to be made under Section 7.6(h), in an aggregate amount not to exceed $300,000,000.

(c)   Subject to the last sentence of this paragraph, if, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2011, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Loans shall be prepaid by an amount equal to 50% of such Excess Cash Flow during such fiscal year as set forth in Section 3.4(d).  Each such prepayment shall be made on July 15 of the following fiscal year, beginning on July 15, 2012 (an “Excess Cash Flow Application Date”).

(d)   The application of any prepayment of Loans pursuant to this Section shall be made, first, to Base Rate Loans and, second, to Eurocurrency Loans.  Each prepayment of the Loans under this Section shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.   Pending the final application of Net Cash Proceeds, the Borrower may temporarily prepay outstanding First Lien Revolving Credit Loans and/or First Lien Swing Line Loans or otherwise make Permitted Investments.

Notwithstanding any of the other provisions of this Section 3.4, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Loans is required to be made under this Section 3.4 prior to the last day of the Interest Period therefor and less than three months are remaining in such Interest Period, in lieu of making any payment pursuant to this Section 3.4 in respect of any such Eurocurrency Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made into a cash collateral account maintained with the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 3.4.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 3.4.

3.5.          Conversion and Continuation Options.  (a) The Borrower may elect from time to time to convert Eurocurrency Loans of the Borrower to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may be made only on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Base Rate Loans to Eurocurrency Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurocurrency Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the Maturity Date.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)   The Borrower may elect to continue any Eurocurrency Loan as Eurocurrency Loans upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the Maturity Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

3.6.          Minimum Amounts and Maximum Number of Eurocurrency Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 12 Eurocurrency Tranches shall be outstanding at any one time.

3.7.          Interest Rates; Payment Dates; Prepayment Premium.  (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.

(b)   Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)   (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum that is equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d)   Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

(e)   In the event that all or any portion of the Loans are repaid, either pursuant to Section 3.3 or Section 3.4, or repriced in a manner that results in the interest rate payable on the Loans being lower than the interest rate in effect immediately prior to such refinancing or effectively refinanced through any amendment of this Agreement, (other than as a result of the lenders under the First Lien Credit Agreement exercising their right to reject mandatory prepayments pursuant to Section 5.11(d) thereof) prior to the third anniversary of the Closing Date, the Borrower shall pay Lenders a prepayment premium in an amount equal to (i) 3.0% of the principal amount of Loans being prepaid or repriced if such prepayment or repricing occurs prior to the first anniversary of the Closing Date, (ii) 2.0% of the principal amount of Loans being prepaid or repriced if such prepayment or repricing occurs after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date or (iii) 1.0% of the principal amount of Loans being prepaid or repriced if such prepayment or repricing occurs after the second anniversary of the Closing Date, but on or prior to the third anniversary of the Closing Date.

3.8.          Computation of Interest and Fees.  (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)   Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.7(a).

3.9.          Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)   the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, or

(b)   the Administrative Agent shall have received notice from the Required Lenders that the Eurocurrency Rate to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given any Loans (x) that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as Base Rate Loans and (y) any outstanding Eurocurrency Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurocurrency Loans.

3.10.        Pro Rata Treatment and Payments.  (a) Except as otherwise provided in this Agreement, each payment (including each prepayment) of the Loans shall be allocated among the Lenders pro rata based on the principal amount of Loans held by such Lenders.  Amounts prepaid on account of the Loans may not be reborrowed.

(b)   All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds.  Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been made on the next following Business Day.  The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business

Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c)   Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(d)   Notwithstanding anything to the contrary in Sections 3.4 or 3.10, each Lender may, at its option, decline all or any portion of any mandatory payment applicable to the Loan of such Lender; accordingly, with respect to the amount of any mandatory prepayment described in Section 3.4 that is allocated to its Loans (such amount, the “Prepayment Amount”), Parent will, in lieu of applying such amount to the prepayment of Loans, as provided in Section 3.4(d), on the date specified in Section 3.4 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Lender a notice (each, a “Prepayment Option Notice”) as described below.  As promptly as practicable after receiving such notice from Holdings, the Administrative Agent will send to each Lender a Prepayment Option Notice, which shall be in the form of Exhibit H, and shall include an offer by Parent to cause the Borrower to prepay on the date (each a “Prepayment Date”) that is 2 Business Days after the date of the Prepayment Option Notice, the Loan of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Loan.  On the Prepayment Date, (i) the Borrower shall pay to the Administrative Agent the aggregate amount necessary to prepay that portion of the outstanding Loans in respect of which Lenders have accepted prepayment as described above (such Lenders, the “Accepting Lenders”), and such amount shall be applied to reduce the Prepayment Amounts, as applicable, with respect to each Accepting Lender and (ii) the Borrower shall retain the remaining portion of the Prepayment Amount not accepted by the Lenders; provided, however, that if after giving pro forma effect to the transactions described in clause (ii) the Senior Secured Leverage Ratio would be greater than 3.00 to 1.00, the Lenders shall not have the option to decline such mandatory prepayment and all such Net Cash Proceeds shall be applied toward the Loans.

3.11.        Requirements of Law.  (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(ii)           shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of converting into, continuing or maintaining Eurocurrency Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.  No amount shall be payable pursuant to this Section 3.11 with respect to Taxes, the indemnification of which shall be governed solely and exclusively by Section 3.12.

(b)   If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)   A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)   The Borrower shall not be required to compensate a Lender pursuant to Section 3.11 for any such increased cost or reduction incurred more than 180 days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor, provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.12.        Taxes.  (a) All payments made by or on behalf of the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes.  If any such Indemnified Taxes are required to be withheld from any amounts payable to any Agent, Lender or Transferee hereunder, the amounts so payable to such Agent, Lender or Transferee shall be increased to the extent necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.12), such Agent, Lender or Transferee receives an amount equal to the after tax sum it would have received had no such deductions or withholdings been made.

(b)   To the extent not subject to Section 3.12(a), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   Whenever any Indemnified Taxes are payable by the Borrower, reasonably promptly thereafter, the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.  If the Borrower fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents, the Lenders and Transferees for any incremental Taxes, interest or penalties that may become payable by any Agent, Lender or Transferee as a result of any such failure except to the extent any such penalties, interest or expenses were due to (i) the failure of the Agent, Lender or Transferee to promptly notify the Borrower of such Indemnified Taxes after such Agent, Lender or Transferee obtains actual knowledge of such Indemnified Taxes or (ii)  the gross negligence or willful misconduct of the Agent, Lender or Transferee.  The agreements in this Section 3.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)   The Borrower shall indemnify and hold harmless, any Agent, each Lender or Transferee to the extent required by Section 3.12 (a) or (b) within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Agent or such Lender or Transferee, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.12), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(e)   Each Lender, Transferee or Agent that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (each a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased for transmittal to the Borrower and the Administrative Agent) two copies of U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMY (together with all additional documentation required to be transmitted with Form W-8IMY, including the appropriate forms described in this Section), as applicable, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender (i) certifying each such Form W-8BEN or W-8ECI filer’s entitlement to a zero rate of, or a complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents, or (ii) if the Non-U.S. Lender is claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, attaching to such Non-U.S. Lender’s Form W-8BEN a statement substantially in the form of Exhibit I.  Such forms shall be true and accurate and shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and promptly from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent.  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.  Each Lender (or Transferee) or Agent that is not a Non-U.S. Lender shall furnish an accurate and complete U.S. Internal Revenue Service Form W-9 (or successor form) establishing that such Lender (or Transferee) or Agent is not subject to U.S. backup withholding, and to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form.

(f)    If any Agent, Lender or Transferee determines, in its sole discretion, exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.12, it shall pay over any such refund it receives to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.12 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent, Lender or Transferee (as determined in the sole discretion exercised in good faith,  of the Agent, Lender or Transferee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent, Lender or Transferee, agrees to repay the amount paid over to that Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, Lender or Transferee in the event such Agent, Lender or Transferee is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Agent, Lender or Transferee to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)   The Agent, Lender or Transferee shall use commercially reasonable efforts to cooperate with the Borrower in attempting to recover any Indemnified Taxes which, in the reasonable discretion of the Borrower, were improperly imposed, provided, however that the Borrower shall indemnify the Agent, Lender or Transferee for any costs it incurs in connection with complying with this subsection (g).  The Borrower shall have the right to dispute, at its own cost, the imposition of any Indemnified Taxes (including interest and penalties) with the relevant

Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender or Transferee to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.  In no event will this subsection (g) relieve the Borrower of its obligation to pay additional amounts to an Administrative Agent, Lender or Transferee under this Section 3.12.

3.13.        Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making by the Borrower of a prepayment or conversion of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower, on behalf of the Borrower, by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.14.        Illegality.  Notwithstanding any other provision herein, if the adoption of or any change after the date hereof in any Requirement of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert Base Rate Loans to Eurocurrency Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurocurrency Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower in respect of such Eurocurrency Loans shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.13.

3.15.        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 3.11, 3.12 or 3.14 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 3.11, 3.12 or 3.14.

3.16.        Replacement of Lenders under Certain Circumstances.  The Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 3.11 or 3.12, or gives a notice of illegality pursuant to Section 3.14 or (b) becomes a Non-Consenting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) solely with respect to clause (a) above, no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) if applicable, prior to any such replacement, such Lender shall not have taken all actions under Section 3.15 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.11 or 3.12 or to eliminate any illegality described in a notice of illegality under Section 3.14, (iv) if applicable, the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) if applicable, the Borrower shall be liable to such replaced Lender under Section 3.13 (as though Section 3.13 were applicable) if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) if applicable, the replacement financial institution, if not already a Lender, an affiliate of a Lender or an Approved Fund, shall be reasonably satisfactory to the Administrative Agent, (vii)  if applicable, the replaced Lender shall be obligated to make such replacement, without such Lender’s consent, in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) if applicable, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.11 or 3.12, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender; provided that in the case of any Assignee in respect of Non-Consenting Lenders, the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree.

3.17.        Loan Auctions.  (a) Notwithstanding any provision in this Agreement or the other Loan Documents to the contrary, the Borrower shall be permitted to enter into an Auction so long as each of the Lenders hereunder shall be offered an opportunity to ratably participate in the applicable Auction, provided, that (i) the Borrower shall be in compliance with Sections 7.1 and 7.2 immediately before and immediately after giving effect to such Auction on a pro forma basis and (ii) Liquidity shall be no less than (x) $75,000,000, if the Auction is scheduled during the months of March, April and May of any given year, (y) $250,000,000, if the Auction is scheduled during the months of August, September, October and November of any given year, and (z) $150,000,000, if the Auction is scheduled during any other month of any given year, each on a pro forma basis immediately after giving effect to such Auction (assuming maximum participation therein).

(b)   Concurrently with the effectiveness of any Assignment and Acceptance pursuant to which the Borrower becomes a Lender hereunder, any Loans held by the Borrower shall be automatically cancelled (and may not be resold by the Borrower) and no interest shall accrue on such Loans after such date.  Upon the automatic cancellation of any Loans held by the

Borrower, the Borrower shall no longer be a Lender hereunder and such Loans shall be no longer outstanding for all purposes of this Agreement and all other Loan Documents, including, but not limited to (i) the making of, or the application of, any payments to the Lenders pursuant to this Agreement or any other Loan Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver pursuant to this Agreement or any other Loan Document, (iii) the calculation of financial covenants, (iv) the determination of Required Lenders, or (v) for any similar or related purpose, pursuant to this Agreement or any other Loan Document.

(c)   The parties hereto hereby agree that any Auction and cancellation of Loans will not constitute a voluntary prepayment made by the Borrower for any purpose under this Agreement and the other Loan Documents and shall not be subject to Sections 3.3, 3.4, 3.10 or 10.7.

3.18.        Auction Procedures.  (a) In connection with an Auction, the Borrower will provide notification to the Administrative Agent (for distribution to the Lenders) of the Auction (an “Auction Notice”), which shall be substantially in the form of Exhibit L.  Each Auction Notice shall contain (i) the total cash value of the bid, in a minimum amount of $5,000,000 with minimum increments of $1,000,000 (the “Auction Amount”), and (ii) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Loans that represents the range of purchase prices that could be paid in the Auction.

(b)   In connection with any Auction, each Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”), substantially in the form of Exhibit M, which shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of Loans that such Lender is willing to offer for sale at its Reply Discount which must be in increments of $500,000 (the “Reply Amount”).   A Lender may avoid the minimum increment amount condition solely when submitting a Reply Amount equal to the Lender’s entire remaining amount of such Loans.  Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three component bids only one of which can result in a Qualifying Bid (as defined below).  In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment and Acceptance. The Borrower will not have any obligation to purchase any Loans at a price that is outside the applicable Discount Range. The processing and recordation fees as set forth in Section 10.6 hereof shall not be applicable to any Auctions (it being understood and agreed that other fees may be applicable in connection with any Auction).

(c)   Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will calculate the lowest applicable discount (the “Applicable Discount”) for the Auction, which will be the lower of (i) the lowest Reply Discount for which the Borrower can complete the Auction at the Auction Amount and (ii) in the event that the Reply Amounts are insufficient to allow the Borrower to complete a purchase of the entire Auction Amount, the highest Reply Discount that is within the Discount Range.  The Borrower shall purchase Loans (or the respective portions thereof) from each Lender with a Reply Discount that is equal to or less than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent).  If a Lender has submitted a Return Bid containing multiple bids at different Reply Discounts, only the bid with the highest Reply Discount that is equal to or less than the Applicable Discount will be deemed the Qualifying Bid of such Lender.  Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five business days from the date the Return Bid was due.

(d)   Once initiated by an Auction Notice, the Borrower may withdraw an Auction only in the event that, as of such time, no Return Bid has been received by the Administrative Agent.  Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

(e) Notwithstanding the provisions of this Section 3.18, the Administrative Agent in consultation with the Borrower, may amend or modify the procedures, notices, bids and Assignment and Acceptance Agreement in connection with any Auction (including, solely with Borrower’s consent), (i) any term to the extent Borrower’s commercial interests will be materially adversely affected by such amendment or modification and (ii) the economic terms to the extent no Lenders have validly tendered Loans requested in an offer, but excluding economic terms of an auction after any Lender has validly tendered Loans requested in an offer, other than to increase the Auction Amount or raise the Discount Range; provided that no such amendments or modifications may be implemented after 24 hours prior to the date and time return bids are due.

(f)  By providing an Auction Notice or purchasing any Loans (or any portions of any thereof) in the Auction initiated thereby, the Borrower shall be deemed to represent and warrant as of the date of such notice or purchase as the case may be that the Borrower is not in possession of any information regarding any Loan Party; its assets, its ability perform its Obligations or any other matter that may be material to a decision by any Lender to participate in such Auction or participate in any of the transactions contemplated thereby, that has not previously been disclosed to the Administrative Agent and the Lenders.

SECTION 4.           REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, Parent, Holdings and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:

4.1.          Financial Condition.  (a) The unaudited pro forma consolidated balance sheet of Parent and its consolidated Subsidiaries as at December 31, 2009 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing.  The Pro Forma Balance Sheet has been prepared in good faith based on assumptions believed by Parent to be reasonable and as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of

Parent and its consolidated Subsidiaries as at December 31, 2009, assuming that the events specified in the preceding sentence had actually occurred at such date and giving effect to the other assumptions set forth therein.

(b)   The audited consolidated balance sheets of Parent as at December 31, 2009 and December 31, 2008, and the related consolidated statements of income and of cash flows for the fiscal years ended on December 31, 2009, December 31, 2008 and December 31, 2007, reported on by and accompanied by a report from KPMG LLP, present fairly in all material respects the consolidated financial condition of Parent as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.

(c)   Parent and its Subsidiaries do not have any material Guarantee, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected or disclosed in the notes in the most recent financial statements of Parent referred to in this paragraph or otherwise permitted by this Agreement and disclosed to the Lenders in writing.  During the period from December 18, 2009 to and including the date hereof there has been no Disposition by Parent or any of its Subsidiaries of any material part of its Business or Property.

4.2.          No Change.  Since December 31, 2009, except as otherwise described in the Confidential Information Memorandum and the Plan of Reorganization, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3.          Existence; Compliance with Law.  Each of Parent, Holdings and its Subsidiaries (other than the Inactive Subsidiaries) (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate (or equivalent) power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the Business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its Business requires such qualification and (d) is in compliance with all Requirements of Law except in each case referred to in clauses (b), (c) or (d), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4.          Corporate Power; Authorization; Enforceable Obligations.  Upon entry by the Bankruptcy Court of the Confirmation Order, each Loan Party has the corporate (or equivalent) power and authority, and the legal right, to make, deliver and perform the Loan Documents (as well as the corporate (or equivalent) power and authority, and the legal right, to make and deliver the Intercreditor Agreement) to which it is a party and to consummate the Transactions and, in the case of the Borrower, to borrow hereunder.  Each Loan Party has taken all necessary corporate (or equivalent) action to authorize the execution, delivery and performance of the Loan Documents to which it is a party (as well as the Intercreditor Agreement) and the consummation of the Transactions and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental

Authority or any other Person is required to be obtained by any Loan Party in connection with the Transactions and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4 and Schedule 4.19(b), which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Schedule 4.19(a)-1 and Schedule 4.19(a)-2 and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.  Each Loan Document and the Intercreditor Agreement has been duly executed and delivered on behalf of each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5.          No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties, the borrowings hereunder, the use of the proceeds thereof and the consummation of the Transactions will not violate any Requirement of Law applicable to, or any Contractual Obligation of, Parent, Holdings or any of its Subsidiaries except to the extent such violation could not reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective Properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and the Liens created under the First Lien Credit Documents).

4.6.          Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Parent, Holdings or the Borrower, threatened by or against Parent, Holdings or any of its Subsidiaries or against any of their respective Properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

4.7.          No Default.  Neither Parent, Holdings, nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8.          Ownership of Property; Liens.  Each of Holdings and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material Real Property, and good title to, or a valid leasehold interest in, all its other material Property, and none of such Property (including the Real Property) is subject to any Lien except a Permitted Lien.  Attached as Schedule 4.8 is a list of all Real Property and Operated Property which are material to the operation of the Business of Holdings or its Subsidiaries as of the Closing Date.

4.9.          Intellectual Property.  Holdings and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property material to the conduct of its business as currently conducted, free and clear of all Liens other than Permitted Liens, and takes reasonable actions to protect, preserve and maintain such Intellectual Property.  Except as could not reasonably be expected to have a Material Adverse Effect, all such Intellectual Property is valid and enforceable and all registrations and applications for such Intellectual Property have not expired or been abandoned.  No action or proceeding is pending by any Person or, to the knowledge of Holdings or the Borrower, threatened, or imminent, on the date hereof, and no holding, decision or judgment has been rendered by any Governmental Authority or arbitrator which may limit, cancel or challenge the validity, enforceability, ownership or use of, such Intellectual Property which could reasonably be expected to have a Material Adverse Effect, nor does Holdings or the Borrower know of any valid basis for any such claim except for claims, actions, proceedings, holdings, decisions or judgments which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The operation of the Business of Holdings and its Subsidiaries does not infringe, impair, misappropriate or otherwise violate the rights of any Person to an extent which could reasonably be expected to have a Material Adverse Effect, and to the knowledge of Holdings or the Borrower, no Person is infringing, impairing, misappropriating or otherwise violating any Intellectual Property owned by any of Holdings or its Subsidiaries to an extent which could reasonably be expected to have a Material Adverse Effect.

4.10.        Taxes.  Each of Parent, Holdings and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (in each case other than any taxes, fees or charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves (to the extent required by GAAP) have been provided on the books of Parent, Holdings or its Subsidiaries, as the case may be, and those which, with respect to taxes or other assessments on Real Properties, can be contested without payment under applicable law); no material tax Lien has been filed, and, to the  knowledge of Parent, Holdings and the Borrower, no claim is being asserted with respect to any such tax, fee or other charge except claims that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

4.11.        Federal Regulations.  No part of the proceeds of any Loans will be used for “buying” or “carrying” any Margin Stock within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12.        Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against Holdings or any of its Subsidiaries pending or, to the  knowledge of Holdings or the Borrower, threatened; (b) hours worked by and payment made to employees of Holdings and its

Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from Holdings or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of Holdings or the relevant Subsidiary.

4.13.        ERISA.  (a) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred during the three-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied, and is in compliance, with its terms and the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such three-year period, (iii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits resulting in an “at risk” status for the Single Employer Plan; and, except as described in Schedule 4.13, the present value of all accrued benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) does not exceed the value of the assets of all such underfunded Plans; (iv) neither Parent, Holdings, nor any ERISA Affiliate would become subject to any Withdrawal Liability if Parent, Holdings, or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and (v) none of Parent, Holdings, the Subsidiaries and the ERISA Affiliates has received any written notification that any Multiemployer Plan is Insolvent, in Reorganization, in “endangered” or “critical” status, or has been terminated (all within the meaning of Title IV of ERISA), or has knowledge that any Multiemployer Plan is reasonably expected to be Insolvent, in Reorganization, in “endangered” or “critical” status, or terminated.

(b)  With respect to each employee benefit arrangement mandated by non-U.S. law (a “Foreign Benefit Arrangement”) and with respect to each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) maintained or contributed by any of Parent, Holdings, the Subsidiaries or any ERISA Affiliate that is not subject to U.S. law (a “Foreign Plan”), except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) any employer and employer contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to such Foreign Plan or Foreign Benefit Arrangement and (B) with the terms of such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

4.14.        Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15.        Subsidiaries.  Schedule 4.15, as of the Closing Date, sets forth the name and jurisdiction of formation of each Subsidiary (other than Inactive Subsidiaries and other than Subsidiaries that are included in Excluded Assets (as defined in the Guarantee and Collateral Agreement)) of Parent and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and, except as so disclosed, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings, the Borrower or any such Subsidiary, except as created by the Loan Documents.

4.16.        Use of Proceeds.  The proceeds of the Loans shall be used, in part, to consummate the transactions contemplated by the Plan of Reorganization, pay related fees and expenses and finance the working capital needs and general corporate purposes of the Borrower.

4.17.        Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)   the Real Properties, and such other amusement parks, attractions or real properties operated solely by Parent or its Subsidiaries, or in respect of which Parent or any of its Subsidiaries would be liable as an owner, operator or other occupant under any Environmental Law (collectively, together with the Real Properties, the “Operated Properties”), do not contain, and, to their knowledge, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)   neither Parent nor any of its Subsidiaries has received or is aware of any notice of violation or alleged violation (which has not been remediated and finally settled in accordance with Environmental Law) of, non-compliance with, or its respective liability or potential liability under, Environmental Laws with regard to any of the Operated Properties or the business operated by Parent or any of its Subsidiaries (the “Business”), nor does Parent or the Borrower have knowledge that any such notice will be received or is being threatened;

(c)   Materials of Environmental Concern have not been transported or disposed of from the Operated Properties by or on behalf of Parent, Borrower or their Subsidiaries in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Operated Properties in violation of, or in a manner that could give rise to liability to Parent, the Borrower or any Subsidiary under, any applicable Environmental Law which have not been remediated and finally settled in accordance with Environmental Law;

(d)   no Environmental Claim is pending or, to the knowledge of Parent and the Borrower, threatened, under any Environmental Law to which Parent or any Subsidiary is or would reasonably be expected to be named as a party with respect to the Operated Properties or the Business, nor has Parent or any Subsidiary received written notice of any consent decrees or other decrees, consent orders, administrative orders or other orders, or other requirements of any Governmental Authority outstanding under any Environmental Law with respect to the Operated Properties or the Business;

(e)   there has been no Release or threatened Release of Materials of Environmental Concern at or from the Operated Properties or arising from or related to the operations of Parent or any Subsidiary in connection with the Operated Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws which have not been remediated and finally settled in accordance with Environmental Law;

(f)    the Operated Properties and the Business are in compliance, and have during the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Operated Properties nor any violation of any Environmental Law with respect to the Operated Properties or the Business; and

(g)   neither Parent nor any Subsidiary has assumed or retained any liability of any other Person under Environmental Laws (other than assumptions by operation of law in connection with Acquisitions or with the acquisition of any Real Properties).

4.18.        Accuracy of Information, Etc.  No financial statement or written information (other than projections, estimates, forward-looking information and information of a general industry or economic nature) contained in this Agreement or any other Loan Document, or furnished by or on behalf of any Loan Party in the Confidential Information Memorandum, or contained in any other document, certificate or financial statement furnished by or on behalf of any Loan Party to the Administrative Agent, the Lenders, the Bankruptcy Court or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when considered as a whole, contained as of the date such financial statement, written information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made not materially misleading.  The projections, estimates and forward-looking information contained in the materials referenced above were based upon good faith estimates and assumptions believed by the management of Holdings to be reasonable at the time made, it being recognized by the Lenders that such projections, estimates and forward-looking information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such projections, estimates and forward-looking information may differ from the projected results set forth therein, and such differences may be material.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum, in the Plan of Reorganization or in any other documents, certificates and written financial statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19.        Security Documents.  (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (other than the Mortgaged Properties) described therein and proceeds thereof.  In the case of the Pledged Stock and Pledged Notes described in the Guarantee and Collateral Agreement, upon the effectiveness of the Intercreditor Agreement, and when any certificates representing such Pledged Stock or promissory notes representing Pledged Notes, as applicable, are delivered to the First Lien Administrative Agent or the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement (other than any Deposit Accounts and future Commercial Tort Claims, each as defined therein), when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a)-1 (which financing statements have been duly completed and delivered to the Administrative Agent) and such other filings or agreements as are specified on Schedule 3 to the Guarantee and Collateral Agreement (all documentation in respect of which other filings have been or will have been duly completed and executed and delivered to the Administrative Agent on or prior to the Closing Date), the Guarantee and Collateral Agreement shall constitute a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (other than Persons holding Permitted Liens or other encumbrances or rights permitted hereunder).  Schedule 4.19(a)-2 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date.  Schedule 4.19(a)-3 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, the Borrower will have delivered to the Administrative Agent, or caused to be filed, duly completed UCC termination statements, authorized by the relevant secured party, in respect of each UCC Financing Statement listed in Schedule 4.19(a)-3.

(b)   Each of the Mortgages, when filed (or which have been filed) in the offices specified on Schedule 4.19(b), will be in form sufficient to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and shall upon due filing constitute a  perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Permitted Liens, including, without limitation, First Priority Liens, or other encumbrances or rights permitted hereunder or by the relevant Mortgage).

4.20.        Solvency.  Parent and its Subsidiaries (taken as a whole) are, and after giving effect to the Transactions and the incurrence of all Indebtedness and Obligations being incurred in connection herewith and therewith will be Solvent.

4.21.        Regulation H.  Except as set forth on Schedule 4.21, no Mortgage shall encumber improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.

4.22.        Parks.  Set forth on Schedule 4.22 is a complete and correct list of all of the amusement and attraction parks owned or leased, and currently operated (the “Existing Parks”), by Parent or its Subsidiaries as of the Closing Date.

SECTION 5.           CONDITIONS PRECEDENT

5.1.          Conditions Precedent to Loans.  The agreement of each Lender to make the Loans requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of the Loans on the Closing Date, of the following conditions precedent:

(a)   Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of Parent, Holdings and the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Parent, Holdings, the Borrower and each Subsidiary Guarantor, (iii) Mortgages, executed and delivered by a duly authorized officer of each party thereto, (iv) a Lender Addendum, executed and delivered by a duly authorized officer of each party thereto, (v) for the account of each relevant Lender that so requests, Notes conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrower, and (vi) the Intercreditor Agreement, executed and delivered by the Administrative Agent and the First Lien Administrative Agent and acknowledged and agreed by Parent, Holdings, the Borrower and the Subsidiary Guarantors.

(b)   Confirmation Order.  The Bankruptcy Court shall have entered an order confirming the Plan of Reorganization (the “Confirmation Order”), which order (including the Plan of Reorganization) shall be in full force and effect and shall not have been reversed or modified and shall not be stayed or subject to a motion to stay or subject to appeal or petition for review, rehearing or certiorari.  The effective date under the Plan of Reorganization shall have occurred (and all conditions precedent thereto as set forth therein shall have been satisfied (or shall be concurrently satisfied) or waived).

(c)   New Time Warner Facility.  Parent, Holdings, the Borrower, the Acquisition Parties, certain of their affiliates and each Subsidiary Guarantor shall have entered into definitive documentation (including guarantees) with Time Warner in respect of the New Time Warner Facility, which shall be in an amount equal to $150,000,000 and shall otherwise be on terms and conditions substantially consistent with the drafts of (i) the Multiple Draw Term Credit Agreement among the Acquisition Parties and TW and (ii) the Guarantee Agreement among the Loan Parties and TW, in each case as filed with the Bankruptcy Court on February 11, 2010 with any material change to any term or condition set forth in such documents to be reasonably satisfactory to the Administrative Agent.

(d)   Pro Forma Balance Sheet; Financial Statements.  The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) the audited consolidated financial statements described in Section 4.1(b) and (iii) to the extent available on the Closing Date, the financial statements described in Section 6.1(a).

(e)   Approvals.  All material Governmental Authority and third party approvals necessary or, in the reasonable discretion of the Administrative Agent, advisable to be obtained by Holdings or any of its Subsidiaries in connection with the transactions contemplated hereby shall have been obtained and be in full force and effect.

(f)    Related Agreements.  The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent) true and correct copies, certified as to authenticity by Parent or Holdings, of the First Lien Credit Documents, the New Time Warner Facility, the Partnership Parks Agreements, the Shared Services Agreement, the Tax Sharing Agreement and such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any other debt instrument, security agreement or other material contract to which the Loan Parties and Parent may be a party; provided that any agreement, document, instrument or contract posted on Intralinks, SyndTrak, DataSite or a substantially similar electronic transmission (each, a “Platform”) will be deemed to have been provided, and certified as to its authenticity, by Parent and/or Holdings.

(g)   Payment of Existing Indebtedness; No Material Indebtedness.  The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that (i) all amounts outstanding under the Existing Credit Agreement and the Existing Time Warner Facility shall have been paid in full in cash, all commitments relating to the foregoing shall have been terminated and all liens and security interests related thereto shall have been terminated or released and (ii) the outstanding principal and all accrued and unpaid pre-petition interest of Six Flags Operations Inc. under its 12 ¼% Notes due 2016 shall have been paid.  After giving effect to the repayments and refinancing of Indebtedness of the Loan Parties that shall occur on the Closing Date, the Loan Parties shall have no material Indebtedness other than under the Loan Documents, the First Lien Credit Documents, the New Time Warner Facility, the Partnership Parks Agreements and certain existing Indebtedness (including certain existing intercompany indebtedness) reasonably satisfactory to the Arranger.

(h)   Fees.  The Lenders, the Administrative Agent and the Arranger shall have received all fees (including, without limitation, a ticking fee, payable to the Administrative Agent for the benefit of each Lender which has delivered an executed copy of its institutional allocation confirmation, commencing on the date on which each such Lender shall have delivered a copy of its institutional allocation confirmation, or other indication of its commitment to the Facility satisfactory to the Arranger, and ending on the earlier to occur of the date of termination or expiration of the Commitments and the Closing Date, calculated at the rate of 0.50% per annum on the aggregate amount of the Commitments) and the other fees set forth in that certain Fee Letter, dated as of April 7, 2010, between Borrower and the Arranger required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date.  All such amounts will be paid with cash on hand of Parent and its Subsidiaries or with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(i)    Business Plan.  The Lenders shall have received a satisfactory business plan for fiscal years 2009 through 2015 (and the Borrower shall have demonstrated projected minimum Liquidity of at least $60,000,000 at all times under such business plan), including on a monthly basis through December 31, 2010, and a satisfactory written analysis of the business and prospects of Parent and its Subsidiaries for the period from the Closing Date through 2015, in each case covering such matters and in such level of detail as is customary in comparable financing transactions.

(j)    Lien Searches.  The Administrative Agent shall have received the results of recent Uniform Commercial Code and other lien searches in each relevant domestic jurisdiction with respect to all Property of the Loan Parties (except that with respect to the Real Property, such lien searches shall be limited to the Mortgaged Properties), and such search shall reveal no Liens on any of the Property of the Loan Parties, except for Permitted Liens or Liens to be discharged prior to or at the Closing Date.

(k)   Closing Certificate.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(l)    Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)            the legal opinion of Paul, Hastings, Janofsky & Walker LLP, special counsel to Parent, Holdings and its Subsidiaries, substantially in the form of Exhibit F;

(ii)           the legal opinions of counsel to Holdings and its Subsidiaries in Canada in respect of the pledge of the Capital Stock of Subsidiaries of Holdings incorporated in Canada, in form and substance reasonably satisfactory to the Administrative Agent;

(iii)          the legal opinions of local counsel in each of the jurisdictions where a Mortgaged Property is located, in form and substance reasonably satisfactory to the Administrative Agent; and

(iv)          the legal opinions of local counsel with respect to each Subsidiary Guarantor not covered in the legal opinions referred to above in clauses (i) and (iii) of this Section 7.1(l), in form and substance reasonably satisfactory to the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(m)  Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes.  The Administrative Agent shall have received (i) if certificated, the certificates representing the Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (other than with respect to Reino Aventura, S.A. De C.V. and Ventas Y

Servicios Al Consumidor, S.A. De C.V.), have been received by the First Lien Administrative Agent or the Administrative Agent, (ii) an Acknowledgment and Consent, substantially in the form of Annex II to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement (other than Reino Aventura, S.A. De C.V. and Ventas Y Servicios Al Consumidor, S.A. De C.V.) and (iii) each promissory note, if any, pledged pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof has been received by the First Lien Administrative Agent or the Administrative Agent.

(n)   Filings, Registrations and Recordings.  Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under any Requirement of Law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.4, including, without limitation, the First Priority Liens), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation (other than with respect to Reino Aventura, S.A. De C.V. and Ventas Y Servicios Al Consumidor, S.A. De C.V.).

(o)   Mortgages, etc.

(i)            The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii)           The Borrower shall have ordered (or caused to be ordered) a Bock & Clark Preliminary Evaluation Report for each Mortgaged Property and shall use good faith efforts to cause Bock & Clark to deliver the Preliminary Evaluation Reports.

(iii)          The Administrative Agent shall have received, and the title insurance company issuing the policies or binders referred to in clause (iv) below (the “Title Insurance Company”) shall have received, existing surveys or maps of the Parks and all portions of the Mortgaged Properties material to the Business (the “Existing Surveys”).  If and to the extent (A) a Mortgaged Property is not depicted by an Existing Survey or (B) the Existing Survey for a Mortgaged Property does not depict Real Property which is material to the operation of the Business thereon (such Real Property not depicted by an Existing Survey referred to in the foregoing clauses (A) and (B) being referred to as “Uncovered Property”), then at the Administrative Agent’s request, made subject to and in accordance with the terms hereof, the Administrative Agent and the Title Insurance Company shall also have received an update to the applicable Existing Survey for the applicable Mortgaged Property, or a supplemental survey (each, a “Supplemental Survey”), depicting in each case, the Uncovered Property, which Supplemental Survey shall (1) be certified to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent in a manner reasonably satisfactory to them, (2) show the perimeter boundaries of the Uncovered Property and all improvements thereon located within 5 feet of the perimeter boundary line of such Uncovered Property and all encroachments of other property onto the Uncovered Property, (3) show all points of access to such Uncovered Property from major public streets, and (4) include a metes and bounds description of such Uncovered Property.  For purposes of this Section 5.1(o), the Administrative Agent and the Title Insurance Company shall not be entitled to receive a Supplemental Survey unless the Uncovered Property meets the following “materiality threshold”: (i) the Uncovered Property is material to the operation of the Business at the applicable Park as currently conducted, or (ii) the Uncovered Property is required in order to operate the Business at the applicable Park as currently conducted in accordance with Requirements of Law.

(iv)          The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, together with such endorsements as the Administrative Agent shall reasonably request, in each case in form and substance, and in an amount, reasonably satisfactory to the Administrative Agent.  The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy and all related expenses, if any, have been paid.

(v)           The Administrative Agent shall have received with respect to any Mortgaged Property which is located in a “special flood hazard area” (A) a policy of flood insurance that (1) covers such Mortgaged Property,  (2) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(vi)          The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

(p)   Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.4.

(q)   The U.S.A. PATRIOT Act.  The Administrative Agent shall have received the documentation and other information as required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act.

(r)    Pro Forma Compliance.  The Loan Parties shall be in pro forma compliance with the financial covenants set forth in Sections 7.1 and 7.2.

(s)   First Lien Term Loans.  The Borrower shall have borrowed $770,000,000 in aggregate principal amount under the First Lien Credit Agreement.

(t)    Equity Proceeds.  Parent shall have received (i) net proceeds in a minimum amount of $650,000,000 from the sale of new Parent common stock (comprised of at least (A) $505,500,000 from the sale of Parent common stock pursuant to a rights offering to Parent noteholders that is fully backstopped by a group of Parent noteholders (the “Parent Backstop Group”), (B) $75,000,000 from a direct discounted purchase of Parent common stock by the Parent Backstop Group, (C) $50,000,000 from a direct undiscounted purchase of Parent common stock by the Parent Backstop Group and (D) $19,500,000 from the conversion of claims in respect of the 12 ¼% Notes due 2016 of Holdings (the “SFO Notes”)) and (ii) additional equity capital of at least (A) $25,000,000 from the sale of additional common stock pursuant to the Delayed Draw Equity Commitment under which at least $25,000,000 can be raised from the sale of additional common stock if the board of directors of Parent determines that such additional equity contribution is necessary between the date on which the Confirmation Order becomes effective and June 1, 2011, and (B) $50,000,000 from the conversion of claims in respect of the SFO Notes to fund the payment of post-petition interest in respect of the SFO Notes if the Bankruptcy Court allows such claims; provided, however, that in the case of clauses (i)(D) and (ii)(B) above, Parent may receive cash in such amounts from such holders of claims (as opposed to and in lieu of a conversion of claims).

(u)   Management, etc.  The senior management of the Loan Parties as of November 30, 2009 shall continue to be senior management of Parent upon confirmation of the Plan of Reorganization and no change of such senior management shall have been publicly announced.  The business plan for Parent, Holdings and the Borrower on the Closing Date shall be consistent with that described in the Plan of Reorganization.

(v)   Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date, provided, that, to the extent any such representation and warranty is already qualified by materiality or by reference to material adverse effect, such representation shall be true and correct in all respects.

(w)  No Default.  No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the making of the Loans.

SECTION 6.           AFFIRMATIVE COVENANTS

Parent, Holdings and the Borrower hereby jointly and severally agree that, so long as any Loan or other amount is owing to any Lender or any Agent hereunder, each of Parent, Holdings and the Borrower shall and shall cause each of their respective Subsidiaries to:

6.1.          Financial Statements and Other Information.  Deliver to the Administrative Agent for prompt distribution to each of the Lenders:

(a)   as soon as available and in any event within 90 days after the end of each fiscal year of Parent, consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for such fiscal year and the related consolidated balance sheets of Parent and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly in all material respects the consolidated financial condition and results of operations of Parent and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP (it being agreed that such financial statements will be accompanied by a reconciliation statement to the operations of Borrower and its Subsidiaries) and;

(b)   [Reserved];

(c)   as soon as available and in any event within 90 days after the end of each fiscal year of each of Texas Flags, Ltd. and Six Flags Over Georgia II, L.P., consolidated statements of operations, partners’ equity and cash flows of each of Texas Flags, Ltd. and Six Flags Over Georgia II, L.P. and its Subsidiaries for such fiscal year and the related consolidated balance sheets of each of Texas Flags, Ltd. and Six Flags Over Georgia II, L.P. and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly in all material respects the consolidated financial condition and results of operations of each of Texas Flags, Ltd. and Six Flags Over Georgia II, L.P. and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(d)   as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Parent, interim condensed consolidated statements of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of Parent and its Subsidiaries, as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a reconciliation statement to the operations of Borrower and its Subsidiaries and a certificate of a Responsible Officer of Parent, which certificate shall state that such consolidated financial statements present fairly in all material respects the interim condensed consolidated financial condition and results of operations of Parent and its Subsidiaries, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(e)   [Reserved];

(f)    concurrently with any delivery of financial statements under clause (a) or (d) of this Section 6.1, a certificate of a Responsible Officer of Parent, (i) to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that being taken or proposed to be taken with respect thereto), (ii) setting forth in reasonable detail the computations necessary to determine whether the Loan Parties were in compliance with Sections 7.1, 7.2, 7.3(n)(iii), 7.7 and 7.8(v) as of the end of the respective quarterly fiscal period or fiscal year and (iii) setting forth the aggregate Restricted Payments made pursuant to Section 7.6(c)(i) through (iii), Section 7.6(e) and Section 7.6(h) and including a description of such Restricted Payment or Investment by category and aggregate Investments made pursuant to Section 7.8(g) during the applicable quarterly fiscal period or fiscal year;

(g)   as soon as available, and in any event no later than 75 days after the end of each fiscal year of Parent, a detailed consolidated budget for the following fiscal year;

(h)   within 45 days after the end of each of the first three fiscal quarters of Parent and within 90 days after each fiscal year of Parent, a narrative discussion and analysis of the financial condition and results of operations of Parent and its Subsidiaries for such fiscal period and, if applicable, for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(i)    promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, that Parent, Holdings or the Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8);

(j)    promptly upon receipt thereof, copies of any final management letters (other than special letters) prepared by Parent’s independent public accountants with respect to the audit of the financial statements of Parent and its Subsidiaries;

(k)   within 15 Business Days after the end of each of the calendar months of June, July, August, September and October, a performance report in respect of the Parks detailing on a Park-by-Park basis attendance and revenue for the preceding calendar month and showing a comparison to budget, to the same period in the prior year and year-to-date in the prior year; and

(l)    from time to time such other information regarding the financial condition, operations, business or prospects of Parent or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement, as any Lender or the Administrative Agent may reasonably request.

Notwithstanding the foregoing, the obligations in paragraphs (a), (d) and (h) of this Section 6.1 may be satisfied with respect to financial information of Parent and its Subsidiaries by furnishing Parent’s Form 10-K or 10-Q, as applicable, to the extent filed with the SEC.

Documents required to be delivered pursuant to Section 6.1(a), (d), (g), (h) or (i) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent posts such documents, or provides a link thereto on Parent’s website on the Internet; or (ii) on which such documents are posted on Parent’s or the Borrower’s behalf on a Platform; provided that (i) upon written request by the Administrative Agent, Parent or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Parent or the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.1(f) to the Administrative Agent.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

6.2.          Notices of Material Events.  Furnish the following to the Administrative Agent in writing:

(a)   promptly after any executive officer of Parent, Holdings or the Borrower has actual knowledge of facts that would give him or her reason to believe that any Default or Event of Default has occurred, notice of such Default or Event of Default;

(b)   as soon as any executive officer of Parent, Holdings or the Borrower has actual knowledge of the facts that would give him or her reason to know of the occurrence thereof, prompt notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and of any material development in respect of such legal or other proceedings, affecting Parent or any of its Subsidiaries that, if adversely determined, could reasonably be expected to result in aggregate liabilities or damages in excess of $5,000,000 over available insurance or indemnification by creditworthy third parties;

(c)   (i) as soon as possible, and in any event within ten days after Parent, Holdings or the Borrower knows or has reason to believe that any ERISA Event has occurred or exists, notice of the occurrence of such ERISA Event (and as soon as practicable thereafter, a copy of any report or notice required to be filed with or given to the PBGC by Parent, Holdings or an ERISA Affiliate with respect to such ERISA Event), if such ERISA Event could reasonably be expected to result in aggregate liabilities in excess of $5,000,000 and (ii) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that Parent, Holdings or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if Parent, Holdings or any of the ERISA Affiliates have not requested such documents or notices from the administer or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, Parent, Holdings and/or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and Parent shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof and further provided that the rights granted to the Administrative Agent in this Section 6.2(c)(ii) shall be exercised not more than once during a 12-month period;

(d)   as soon as possible, and in any event within five days prior to the incurrence by Parent of Indebtedness pursuant to any Indenture, notice of such incurrence;

(e)   prompt notice of the assertion of any Environmental Claim by any Person against, or with respect to the activities of, Parent or any of its Subsidiaries and notice of any alleged violation of or non-compliance with any Environmental Laws or any Environmental Permits other than any Environmental Claim or alleged violation that, if adversely determined, could not (either individually or in the aggregate) reasonably be expected to result in remediation costs of more than $5,000,000 over available insurance or indemnification by creditworthy third parties or materially adversely affect the operation of any Park; and

(f)    prompt notice of any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.2 shall be accompanied by a statement of a Responsible Officer of Parent or the Borrower setting forth in reasonable detail the facts and circumstances of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.3.          Existence, Etc.

(a)   Preserve, renew and maintain in full force and effect its legal existence under the laws of the jurisdiction of its organization (other than with respect to Inactive Subsidiaries) and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) in the case of clause (b) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) in the case of clause (a) or (b) above, pursuant to a transaction permitted by Section 7.5;

(b)   pay and discharge all Federal income taxes and all other material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such obligation, tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained to the extent required by GAAP; provided that, with respect to taxes assessed against Real Properties, such taxes can be contested without payment under applicable law;

(c)   maintain and preserve all of its Properties material to the conduct of the Business of Parent, Holdings and its Subsidiaries (taken as a whole) in good working order and condition, except for failures that could not reasonably be expected to result in a Material Adverse Effect;

(d)   keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

(e)   permit representatives of any Lender or the Administrative Agent, upon reasonable notice and during normal business hours (and, except if a Default shall have occurred and be continuing, not more frequently than once each calendar quarter), to examine, copy and make extracts from its books and records, to visit and inspect any of its Properties, and to discuss its business, finances, condition and affairs with its officers and independent accountants and the park presidents of its Parks, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be); provided that, excluding any such visits and inspections during the continuance of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.3(e).  The Administrative Agent and the Lenders shall give Parent the opportunity to participate in any discussions with Parent’s independent public accountants.  Notwithstanding anything to the contrary in this Section 6.3(e), none of Parent or any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information or (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement.

6.4.          Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

6.5.          Compliance with Contractual Obligations and Requirements of Law.  Comply with Contractual Obligations and Requirements of Laws, unless failure to comply with such Contractual Obligations or Requirements of Law could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

6.6.          Additional Collateral, Etc.  (a) With respect to any personal Property acquired after the Closing Date by Parent, Holdings, the Borrower or any of Parent’s Wholly Owned Subsidiaries (other than (w) any personal Property described in paragraph (c) of this Section, (x) any Property subject to a Lien expressly permitted by clauses 7.4(h), (k) and (l), (y) any Property acquired by an Excluded Foreign Subsidiary and (z) any Property acquired after the date hereof to the extent that the creation of a security interest therein would be prohibited by a Contractual Obligation binding on Parent, Holdings, the Borrower or any Subsidiary that is the owner of such Property (including pursuant to the New Time Warner Facility or the Partnership Parks Agreements), provided that such Contractual Obligation existed at the time such Property was acquired and was not entered into in anticipation of such acquisition) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly, and in any event on or prior to 30 days after such acquisition (or such longer period as the Administrative Agent may agree in its reasonable discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected Lien on such Property that is prior and superior in right to any other Person (other than Persons holding Permitted Liens or other encumbrances or rights permitted hereunder), including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b)   With respect to any fee interest in any Real Property having a value (together with improvements thereof) of at least $10,000,000 acquired after the Closing Date by Parent, Holdings, the Borrower or any of Parent’s Wholly Owned Subsidiaries (other than any such Real Property owned by an Excluded Foreign Subsidiary, Properties subject to the Great Escape Agreements, Properties subject to the Partnership Parks Agreements or Properties subject to a Lien expressly permitted by clauses (h), (i) and (j) of Section 7.4), promptly, and in any event on or prior to 30 days after such acquisition (or such longer period as the Administrative Agent may agree in its reasonable discretion) (i) execute and deliver a Mortgage that is prior and superior in right to any other Person (other than Persons holding Permitted Liens or other encumbrances or rights permitted hereunder) in favor of the Administrative Agent, for the benefit of the Lenders, covering such Real Property, (ii) if reasonably requested by the Administrative Agent, provide the Administrative Agent with (x) mortgagee title and extended coverage insurance insuring that the Lien of the Mortgage upon such Real Property is prior and superior in right to any other Person (other than Persons holding Permitted Liens or other encumbrances or rights permitted hereunder) in an amount at least equal to the purchase price of such Real Property (or such lesser amount as shall be reasonably acceptable to the Administrative Agent) as well as a current or updated ALTA survey thereof, certified to the Administrative Agent and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent (provided, that Parent, Holdings, the Borrower and Parent’s Wholly Owned Subsidiaries shall only be required to use commercially reasonable good faith efforts to obtain such consents and estoppels) and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)   With respect to any new Wholly Owned Subsidiary (other than an Excluded Foreign Subsidiary or an Inactive Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Wholly Owned Subsidiary that ceases to be an Excluded Foreign Subsidiary or an Inactive Subsidiary), by Parent or any of its Wholly Owned Subsidiaries, promptly, and in any event on or prior to 30 days after such creation or acquisition (or such longer period as the Administrative Agent may agree in its reasonable discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected Lien that is prior and superior in right to any other Person (other than Persons holding Permitted Liens or other encumbrances or rights permitted hereunder) in the Capital Stock of such new Wholly Owned Subsidiary that is owned by Parent or any of its Wholly Owned Subsidiaries, (ii) deliver to the First Lien Administrative Agent or the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Parent or such Wholly Owned Subsidiary, as the case may be, and (iii) with respect to any such new Wholly Owned Subsidiary, cause such new Wholly Owned Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected Lien that is prior and superior in right to any other Person (other than Persons holding Permitted Liens or other encumbrances or rights permitted hereunder) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Wholly Owned Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)   With respect to any Wholly Owned Subsidiary or Partnership Park Entity that ceases to be contractually prohibited (and, in the case of any Partnership Park Entity, ceases to be subject to any Requirement of Law (including any fiduciary or similar limitation applicable to the directors or managers thereof) effectively prohibiting it) from becoming a Subsidiary Guarantor or executing the Guarantee and Collateral Agreement or from having all or any portion of its Capital Stock from being pledged under the Guarantee and Collateral Agreement, promptly, and in any event on or prior to 30 days after such Wholly Owned Subsidiary or Partnership Park Entity ceases to be prohibited from being a Subsidiary Guarantor (or such longer period as the Administrative Agent may agree in its reasonable discretion) (i) execute and deliver, or cause to be executed and delivered, to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected Lien that is prior and superior in right to any other Person (other than Persons holding Permitted Liens or other encumbrances or rights permitted hereunder) in the Capital Stock of such Person that is owned by Parent or any of its Wholly Owned Subsidiaries, (ii) deliver to the First Lien Administrative Agent or the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Parent or such Wholly Owned Subsidiary, as the case may be, and (iii) if applicable, cause such Person (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected Lien that is prior and superior in right to any other Person (other than Persons holding Permitted Liens or other encumbrances or rights permitted hereunder) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Wholly Owned Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)   With respect to any new Foreign Subsidiary created or acquired after the Closing Date by Parent or any of its Wholly Owned Subsidiaries (other than any Subsidiary of any Excluded Foreign Subsidiary), promptly, and in any event on or prior to 30 days after such creation or acquisition (or such longer period as the Administrative Agent may agree in its reasonable discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected Lien that is prior and superior in right to any other Person (other than Persons holding Permitted Liens or other encumbrances or rights permitted hereunder) in the Capital Stock of such new Foreign Subsidiary that is owned by Parent or any of its Wholly Owned Subsidiaries, provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Foreign Subsidiary be required to be so pledged, (ii) deliver to the First Lien Administrative Agent or the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Parent or such Wholly Owned Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(f)    Notwithstanding the provisions of this Section, (i) Parent shall not be required to create, or to cause its Wholly Owned Subsidiaries to create, a security interest in the Capital Stock of any Wholly Owned Subsidiary acquired after the date hereof to the extent that the creation of such a security interest would be prohibited by a Contractual Obligation binding on Parent or the Wholly Owned Subsidiary that is the owner of such Capital Stock; provided, that such Contractual Obligation either (x) was negotiated in good faith in an arm’s length transaction with a Person that is not an Affiliate of Parent or (y) existed at the time such Subsidiary was acquired and was not entered into in anticipation of such acquisition and (ii) the Partnership Parks Entities and their Property and any other Property of Parent and its Subsidiaries subject to the Partnership Parks Agreements shall be expressly excluded from, and shall not be subject to, any provisions of this Section 6.6 so long as the creation of a security interest under, or the execution of, the Guarantee and Collateral Agreement is prohibited by a Contractual Obligation binding on the Partnership Park Entities or, with respect to any other Property of Parent and its Subsidiaries, is prohibited by the Partnership Parks Agreements.

6.7.          Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other Property or assets hereafter acquired by Parent or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by the

Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Parent will, or will cause the relevant Subsidiary to, execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from Parent or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.8.          Environmental Laws.  Except to the extent that, in the aggregate, the failure to do so could not reasonably be expected to have a Material Adverse Effect:  (a) comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all Environmental Permits, and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9.          Ratings by S&P and Moody’s.  Use commercially reasonable efforts (a) to cause a public corporate credit rating and a facility rating (or the equivalents thereof) in respect of the Facility to be issued by S&P and Moody’s within 90 days of the Closing Date and to be maintained thereafter until the Maturity Date and (b) to assure that each such rating is updated or confirmed at least once per year so long as S&P and Moody’s are providing such yearly updates and confirmations in the ordinary course.

SECTION 7.           NEGATIVE COVENANTS

Parent, Holdings and the Borrower hereby jointly and severally agree that, so long as any Loan or other amount is owing to any Lender or any Agent hereunder, Parent, Holdings and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1.          Senior Secured Leverage Ratio.  Permit the Senior Secured Leverage Ratio as at the last day of any Measurement Period of the Borrower ending on or closest to the applicable date set forth below to exceed the ratio set forth opposite such date:

Date	Senior Secured Leverage Ratio
September 30, 2010	7.50 to 1.00
December 31, 2010	7.50 to 1.00
March 31, 2011	7.25 to 1.00
June 30, 2011	7.25 to 1.00
September 30, 2011	7.25 to 1.00
December 31, 2011	6.50 to 1.00
March 31, 2012	6.50 to 1.00
June 30, 2012	6.50 to 1.00
September 30, 2012	6.50 to 1.00
December 31, 2012	6.00 to 1.00
March 31, 2013	6.00 to 1.00
June 30, 2013	6.00 to 1.00
September 30, 2013	6.00 to 1.00
December 31, 2013 and thereafter	5.75 to 1.00

7.2.          Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as at the last day of any Measurement Period of the Borrower ending on or closest to the applicable date set forth below to be less than the ratio set forth opposite such date:

Date	Consolidated Interest Coverage Ratio
September 30, 2010	1.75 to 1.00
December 31, 2010	1.75 to 1.00
March 31, 2011	1.75 to 1.00
June 30, 2011	1.75 to 1.00
September 30, 2011	1.75 to 1.00
December 31, 2011	2.00 to 1.00
March 31, 2012	2.00 to 1.00
June 30, 2012	2.00 to 1.00
September 30, 2012	2.00 to 1.00
December 31, 2012	2.25 to 1.00
March 31, 2013	2.25 to 1.00
June 30, 2013	2.25 to 1.00
September 30, 2013	2.25 to 1.00
December 31, 2013	2.25 to 1.00
March 31, 2014 and thereafter	2.25 to 1.00

provided that for the purpose of determining Consolidated Interest Coverage Ratio for the fiscal quarters ending September 30, 2010, December 31, 2010 and March 31, 2011, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for each such fiscal quarter (and, in the case of September 30, 2010, December 31, 2010 and March 31, 2011, each previous fiscal quarter commencing after the Closing Date) multiplied by 4, 2 and 4/3, respectively.

7.3.          Indebtedness.  Create, incur or suffer to exist any Indebtedness except:

(a)   Indebtedness of any Loan Party pursuant to any Loan Document and any Indebtedness of such Loan Party incurred to refinance, refund, replace or renew any such Indebtedness;

(b)   Indebtedness of any Person outstanding on the date hereof and listed on Schedule 7.3(b), and any Indebtedness of such Person incurred to refinance, refund, replace or renew any such outstanding Indebtedness, provided that the principal amount (or accreted value, if applicable) of such refinancing, refunding, replacement or renewal of Indebtedness does not exceed the principal amount of Indebtedness (or accreted value, if applicable) being so refinanced, refunded, replaced or renewed plus all interest capitalized in connection therewith, plus the Refinancing Expenses and any costs and premiums associated with such refinancing, refunding, replacement or renewal;

(c)   Indebtedness under the New Time Warner Facility as in effect on the Closing Date and any Indebtedness to Time Warner incurred to refinance, refund, replace or renew the New Time Warner Facility; provided that (i) the terms and conditions of the documentation evidencing the New Time Warner Facility, taken as a whole, are not materially more restrictive to the Loan Parties party thereto than the terms of this Agreement and the other Loan Documents, (ii) the difference between (x) the principal amount of such Indebtedness and (y) the sum of  the amount of the Indebtedness being so refinanced plus all interest capitalized in connection therewith and any Refinancing Expenses associated therewith shall be used to fulfill obligations under the Partnership Parks Agreements to purchase limited partnership units pursuant to the liquidity puts therein; (iii) the Guarantees of such Indebtedness provided by the Borrower or any Subsidiary shall not cover any increases in principal or any other liabilities or obligations (other than increases in interest, yield or fees or other modifications that are expressly permitted under this Section 7.3(c)) that are not covered by such Guarantees on the Closing Date (it being understood and agreed that the Guarantees shall be reduced by an amount equal to any principal amount Guaranteed on the Closing Date and repaid on or after such date), unless after giving pro forma effect to the incurrence of such Indebtedness the Senior Secured Leverage Ratio would not exceed 4.50 to 1.00 or the Consolidated Leverage Ratio of Parent would not exceed 5.75 to 1.00; (iv) any increases in the stated rate of interest, aggregate yield and/or fees payable to the lenders thereunder shall not collectively result in additional payments of interest, yield and fees to be made in cash by the Loan Parties until after the scheduled Maturity Date; and (v) none of the stated maturity dates in the documentation for the New Time Warner Facility shall be shortened;

(d)   (i) Indebtedness of any Loan Party to any other Loan Party and (ii) Guarantees by any Loan Party of obligations of any other Loan Party; provided that any intercompany Indebtedness incurred pursuant to clause (i) above shall, at the request of the Administrative Agent, be evidenced by an intercompany note which shall be pledged to the Administrative Agent as, and to the extent required by, the Guarantee and Collateral Agreement substantially in the form of the Intercompany Subordinated Note attached hereto as Exhibit N; provided, further that the Indebtedness of Parent to Holdings, Borrower or any Subsidiary of Borrower shall only be permitted to the extent such funds may be distributed to Parent in compliance with Section 7.6;

(e)   Indebtedness of any Non-Guarantor Subsidiary to Holdings or to any other Subsidiary of Holdings, and Guarantees by Holdings or any Subsidiary of Indebtedness of any such Non-Guarantor Subsidiary, in an aggregate amount outstanding for all such Indebtedness and Guarantees (without duplication), together with the aggregate outstanding amount of Investments in such Non-Guarantor Subsidiaries made as permitted by Section 7.8(v), not exceeding $57,500,000 at any one time outstanding, provided that the aggregate amount of such Indebtedness of, and such Guarantees of

Indebtedness of, and Investments made as permitted by Section 7.8(v) in, Foreign Subsidiaries shall not exceed $57,500,000 at any one time outstanding;

(f)    Indebtedness of any Non-Guarantor Subsidiary which is both a Wholly Owned Subsidiary and a Foreign Subsidiary (a “Wholly Owned Non-Guarantor Foreign Subsidiary”) to any other Wholly Owned Non-Guarantor Foreign Subsidiary, and Guarantees by any Wholly Owned Non-Guarantor Foreign Subsidiary of obligations of any other Wholly Owned Non-Guarantor Foreign Subsidiary;

(g)   (i) Indebtedness consisting of Purchase Money Indebtedness (including, for the avoidance of doubt, Indebtedness financing Investments permitted under Section 7.8 in connection with Permitted Acquisitions) and Capital Lease Obligations incurred after the date hereof in an aggregate principal amount not in excess of $115,000,000 at any one time outstanding and (ii) any Indebtedness incurred to refinance, refund, replace or renew the Indebtedness described in the foregoing clause (i), provided that the principal amount (or accreted value, if applicable) of such refinancing, refunding, replacement or renewal of Indebtedness does not exceed the principal amount of the Indebtedness (or accreted value, if applicable) being so refinanced, refunded, replaced or renewed plus all interest capitalized in connection therewith and the Refinancing Expenses;

(h)   (i) Indebtedness of any Person outstanding on the date on which such Person becomes a Subsidiary of the Borrower or is merged into or consolidated with or into the Borrower or any of its Subsidiaries in an aggregate principal amount not in excess of $57,500,000 at any one time outstanding; provided, that (A) such Indebtedness was not created in connection with, or in anticipation of, such acquisition and (B) the amount of such Indebtedness is not increased thereafter unless solely as a result of capitalization of interest or otherwise incurred under another subsection of this Section 7.3 substantially contemporaneously with such merger or consolidation, and (ii) any Indebtedness incurred to refinance the Indebtedness described in the foregoing clause (i), provided that the principal amount (or accreted value, if applicable) of such refinancing Indebtedness does not exceed the principal amount of the Indebtedness being so refinanced plus capitalized interest and any Refinancing Expenses associated therewith;

(i)    Indebtedness under the First Lien Credit Documents, in an aggregate principal amount not to exceed the Cap Amount at any time outstanding and any Indebtedness incurred to refinance, refund, replace or renew such Indebtedness (or previous refinancing, refunding, replacement or renewal thereof) (any such Indebtedness, “Permitted First Lien Refinancing Indebtedness”); provided that (A) there are no direct or contingent obligors with respect to such Indebtedness other than Persons that are obligors under the Loan Documents, (B) such Indebtedness shall have a final maturity date equal to or later than the final maturity date of the refinanced, refunded, replaced or renewed Indebtedness and a weighted average life to maturity equal to or longer than that of the refinanced Indebtedness, and (C) the terms and conditions of any such Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the refinanced, refunded, replaced or renewed Indebtedness and would be permitted for an amendment of the First Lien Credit Agreement under Section 7.14.

(j)    Indebtedness representing deferred compensation to employees of Parent and its Subsidiaries incurred in the ordinary course of business;

(k)   Indebtedness incurred by Parent and its Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting (i) contingent liabilities in respect of any indemnification, adjustment of purchase price, earn-out, non-compete, consulting, deferred compensation and similar obligations of Parent and its Subsidiaries incurred in connection therewith and (ii) obligations in respect of purchase price adjustments or similar adjustments incurred by Parent or its Subsidiaries under agreements governing Permitted Acquisitions, Investments permitted hereunder or Dispositions;

(l)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(m)  obligations in respect of performance, bid, appeal, stay, customs and surety bonds, performance and completion guarantees, bank guarantees, bankers’ acceptances, including in respect of self-insurance, workers compensation claims or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims, deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of Parent and its Subsidiaries and similar obligations provided by Parent or any of its Subsidiaries or obligations in respect of letters of credit related thereto, in each case, in the ordinary course of business, existing on the Closing Date or consistent with past practice;

(n)   (i) Indebtedness of the Borrower or any of its Subsidiaries which are Loan Parties, to the extent that the Net Cash Proceeds thereof are used to prepay the First Lien Tranche B Term Loans or to purchase First Lien Tranche B Term Loans pursuant to a First Lien Auction as set forth in Section 5.19 of the First Lien Credit Agreement, (ii) Guarantees by the Borrower or any of its Subsidiaries of unsecured Indebtedness of Parent or Holdings so long as with respect to this clause (ii) 100% (or, if the Senior Secured Leverage Ratio is equal to or less than 4.50 to 1.00, 75%) of the Net Cash Proceeds thereof are used to prepay the First Lien Tranche B Term Loans or to purchase First Lien Tranche B Term Loans pursuant to a First Lien Auction as set forth in Section 5.19 of the First Lien Credit Agreement, (iii) unsecured Indebtedness of Parent or Holdings so long as with respect to this clause (iii), (A) after giving pro forma effect to the incurrence of such Indebtedness and the use of the Net Cash Proceeds thereof the Consolidated Leverage Ratio would not exceed 5.25 to 1.00 and (B) if after giving pro forma effect to the incurrence of such Indebtedness and the use of the Net Cash Proceeds thereof the Senior Secured Leverage Ratio would exceed 4.5 to 1.00, at least 25% of the Net Cash Proceeds thereof are used to prepay the First Lien Tranche B Term Loans, and (iv) Indebtedness of the Borrower or any of its Subsidiaries, to the extent that the Net Cash Proceeds thereof are used to prepay the Loans or to purchase Loans pursuant to an Auction as set forth in Section 3.18, provided that, in the case of any Indebtedness incurred under either clause (i), (ii), (iii) or (iv) above, (x) after giving effect to such Indebtedness and the use of the Net Cash Proceeds thereof, the Loan Parties shall be in compliance on a pro forma basis with Sections 7.1 and 7.2, (y) any such Indebtedness shall have a scheduled final maturity at least 180 days after the Maturity Date and a weighted average life to maturity at least 180 days longer than the First Lien Tranche B Term Loans and (z) the terms and conditions of such Indebtedness, taken as a whole, shall not be materially more restrictive on the Loan Parties than the terms and conditions contained herein;

(o)   other Indebtedness incurred by Parent or any of its Subsidiaries in an amount not to exceed $23,000,000 outstanding at any time;

(p)   [Reserved];

(q)   cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, employees credit or purchase cards, overdraft protections and similar arrangements, in each case, in connection with deposit accounts;

(r)    Indebtedness of GP Holdings, Inc., SFT Holdings, Inc., Six Flags Over Texas, Inc., SFOG II, Inc. and/or the Partnership Parks Entities owed to Parent or to any other Subsidiary of Parent that constitute “affiliate loans” for purposes of the Partnership Parks Agreements;

(s)   other Indebtedness of the Partnership Parks Entities and any Guarantees of the obligations thereunder to the extent such Guarantees are not provided by or recourse to a Loan Party; and

(t)    Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, advertisers, licensees or similar Persons that are not for borrowed money.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

7.4.          Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except the following (“Permitted Liens”):

(a)   Liens created pursuant to the Security Documents;

(b)   Liens in existence on the date hereof and listed on Schedule 7.4(b) and any extension, modification, renewal or replacement thereof; provided that such extension, modification, renewal or replacement does not increase the outstanding principal amount of the Indebtedness secured thereby except by the amount of the Refinancing Expenses associated therewith or to cover Indebtedness not otherwise prohibited under Section 7.3; provided further that any such Lien does not extend to any additional Property other than after-acquired Property that is affixed or incorporated into the Property covered by such Lien and as otherwise permitted under Section 7.4 or financed by Indebtedness permitted under Section 7.3;

(c)   Liens imposed by any Governmental Authority for taxes, assessments and other charges or levies that are (i) not yet due, (ii) being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Parent or the affected Subsidiaries, as the case may be, to the extent required by GAAP or, in the case of any Foreign Subsidiary, generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary or (iii) not otherwise required to be paid under Section 6.3(b);

(d)   carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, landlords’, brokers’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days (or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien) or that are being contested in good faith and by appropriate proceedings, and Liens securing judgments but only to the extent for an amount and for a period not resulting in an Event of Default under clause (j) of Section 8;

(e)   Liens (other than any Liens imposed by ERISA or Code Section 412 or 430 or pursuant to any Environmental Law) not securing Indebtedness or hedging obligations incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation and other similar obligations incurred in the ordinary course of business;

(f)    Liens securing obligations in respect of the performance of bids, trade contracts, governmental contracts and leases (other than for Indebtedness for borrowed money including any precautionary Uniform Commercial Code financing statements filed by a lessor with respect to any equipment lease), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)   easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto that, in the aggregate that do not interfere in any material respect with the ordinary conduct of the business of Parent or any of its Subsidiaries;

(h)   Liens securing Purchase Money Indebtedness or Capital Lease Obligations to the extent such Indebtedness is permitted to be incurred under Section 7.3(g); provided, that such Liens shall encumber only the Property that is the subject of such Purchase Money Indebtedness or Capital Lease Obligations; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment by such lender;

(i)    Liens securing Indebtedness to the extent such Indebtedness is permitted under Section 7.3(h); provided, that such Liens shall encumber only the Property that is the subject of such Indebtedness;

(j)    Liens pursuant to the Great Escape Agreements or pursuant to leases, concessions and similar arrangements, or other arrangements entered into in the ordinary course of business by Holdings and its Subsidiaries that could not reasonably be expected to have a Material Adverse Effect;

(k)   Liens securing the First Lien Obligations;

(l)    Liens on any asset of a Person existing at the time such Person becomes a Subsidiary of the Borrower or is merged into or consolidated with or into the Borrower or any of its Subsidiaries and not created in contemplation of such event;

(m)  leases, licenses, subleases or sublicenses (including the provision of software under an open source license) granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings or any material Subsidiary, taken as a whole, or (ii) secure any Indebtedness;

(n)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(o)   Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(p)   Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.8 to be applied against the purchase price for such Investment, (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien, and (iii) on securities that are the subject of repurchase agreements constituting Permitted Investments;

(q)   (i) any interest or title of a lessor under leases entered into by Holdings or any of its Subsidiaries in the ordinary course of business and (ii) ground leases in respect of Real Property on which facilities owned or leased by the Loan Parties are located;

(r)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Parent or any of its Subsidiaries in the ordinary course of business;

(s)   Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Subsidiaries in the ordinary course of business;

(t)    Liens solely on any cash earnest money deposits made by Holdings or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(u)   Liens arising from precautionary Uniform Commercial Code financing statement filings;

(v)   other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $11,500,000;

(w)  Liens securing Indebtedness to the extent such Indebtedness is permitted under Sections 7.3(l) and (q);

(x)    pledges and deposits in the ordinary course of business securing deductibles, self-insurance, co-payments (or insurance of similar obligations) or liabilities for reimbursement obligations of (including in respect of letters of credit or bank guarantees for the benefit of), insurance carriers providing property, casualty or liability insurance to any Loan Party;

(y)   Liens securing Indebtedness permitted by Section 7.3(s); provided that such Lien shall not encumber Property of any Loan Party; and

(z)    Liens pursuant to the Partnership Parks Agreements or on limited partnership units owned by any of the Partnership Parks Entities.

7.5.          Prohibition of Fundamental Changes.

(a)   Mergers.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(i)            Holdings or any Subsidiary of the Borrower may merge with (A) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction), provided that (x) the Borrower shall be the continuing or surviving Person and (y) such merger does not result in the Borrower ceasing to be incorporated under the laws of the United States, any state thereof or the District of Columbia or (B) any one or more other Subsidiaries of the Borrower, provided that when any Subsidiary that is a Loan Party is merging with another Subsidiary of the Borrower, a Loan Party shall be the continuing or surviving Person;

(ii)           (A) any Subsidiary of Parent that is not a Loan Party may merge or consolidate with or into any other Subsidiary of Parent; provided that if such Subsidiary is a Loan Party, the Loan Party shall be the continuing or surviving Person and (B) any Subsidiary of Parent may liquidate or dissolve or change its legal form if Parent determines in good faith that such action is in the best interests of Parent and its Subsidiaries and is not materially disadvantageous to the Lenders;

(iii)          any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Subsidiary of the Borrower; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party or (B) to the extent constituting an Investment, such Investment must be permitted Indebtedness or a permitted Investment of a Subsidiary which is not a Loan Party in accordance with Sections 7.3 and 7.8, respectively;

(iv)          so long as no Default exists or would result therefrom, any Subsidiary of Parent may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.5(e) or 7.8; and

(v)           so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.5(c) shall be permitted.

(b)   Restrictions on Acquisitions.  Acquire all or substantially all of the business or Property from, or all or substantially all of Capital Stock of, any Person except for (i) purchases of inventory and other Property to be sold or used in the ordinary course of business, (ii) Investments permitted under Sections 7.5(e) and 7.8 and Dispositions permitted under Section 7.5(c)(iii), (iii) Capital Expenditures (to the extent the making of such Capital Expenditures will not result in a violation of any of the provisions of Section 7.7) and (iv) acquisitions made with Qualified Net Cash Equity Proceeds and/or with Qualified Capital Stock of the Parent.

(c)   Restrictions on Dispositions.  Consummate any Disposition other than (i) any Disposition of any inventory or other Property Disposed of in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial intellectual property rights to lapse or go abandoned in the ordinary course of business), (ii) sales of used, obsolete or worn out equipment or other Property not used in the business of Parent and its Subsidiaries, provided that (x) in the judgment of Parent, the sale of such equipment or other Property will not result in more than a nominal reduction in the Borrower Consolidated Adjusted

EBITDA for the four fiscal quarters following such sale from what it would otherwise have been and (y) to the extent the Net Cash Proceeds from any sale or disposition effected under this clause (ii), together with all other such sales under this clause (ii) in the same year of Parent, exceed $20,000,000 such excess shall be deemed to be an “Asset Sale” and subject to the provisions of Section 3.4(b) (subject to Section 3.10 and without giving effect to the $2,500,000 amount referred to in the definition of “Asset Sale”), (iii) any Disposition of any Property to the Borrower or one of their respective Wholly Owned Subsidiaries which is a Subsidiary Guarantor, (iv) any Disposition of any Property to a Non-Guarantor Subsidiary of the Borrower, provided that the book value of the Property so Disposed of shall be deemed to constitute an Investment under Section 7.8, (v) the sale (whether through a sale, swap or exchange) of any timeshare in any of the campground parks or pursuant to the Great Escape Agreements permitted under Section 7.5(e)(ii), (vi) the sale of other Property having a fair market value not to exceed $28,750,000 in the aggregate for any fiscal year of Parent, (vii) the sale of other Property having a fair market value not to exceed $287,500,000 in the aggregate, provided that with respect to all Dispositions permitted by this clause (vii), (A) such Dispositions shall be made for at least fair market value, as determined in good faith by the board of directors of Parent or the Borrower, and for at least 75% cash or cash equivalent consideration, (B) the requirements of Section 3.4(b) are complied with in connection therewith (subject to Section 3.10) and (C) in connection with any such Disposition as to which the fair market value of the related Property is in excess of $17,250,000, the Borrower shall be in pro forma compliance with Section 7.1 and Section 7.2 (provided that in determining such compliance, the Senior Secured Leverage Ratio shall be deemed to be 0.25 to 1.00 lower than the otherwise applicable Senior Secured Leverage Ratio), (viii) the sale of unused Real Property that is unimproved (except for parking lots) and that is adjacent to a Park, provided that with respect to all Dispositions permitted by this clause (viii), (A) such Dispositions shall be made for at least fair market value as determined in good faith by the board of directors of Parent or the Borrower, and for at least 75% cash or cash equivalent consideration and (B) the requirements of Section 3.4(b) are complied with in connection therewith (subject to Section 3.10)), (ix) Dispositions permitted by Sections 7.3(g), 7.4, 7.5(a), 7.6 and 7.8, (x) Dispositions in the ordinary course of business of Permitted Investments, (xi) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business, which do not materially interfere with the business of Parent and its Subsidiaries, taken as a whole, (xii) Dispositions related to Recovery Events; provided that with respect to all Dispositions permitted by this clause (xii) the requirements of Section 3.4(b) are complied with in connection therewith (subject to Section 3.10), (xiii) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements, (xiv) Dispositions of Property (other than Capital Stock of the Partnership Parks Entities) to the extent that (A) such Property is exchanged for credit against the purchase price of similar replacement Property or (B) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property and (C) the fair market value of all Property disposed of pursuant to this clause (xiv) does not exceed $11,500,000, (xv) Dispositions of accounts receivables in connection with the collection or compromise thereof, (xvi) Dispositions in the ordinary course of business consisting of the abandonment of Intellectual Property rights, which in the reasonable good faith determination of Parent or any of its Subsidiaries, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business, and (xvii) Dispositions of all or any portion of the Capital Stock or the Property of KKI, LLC.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.5 to any Person other than Parent or any of its Subsidiaries, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

(d)   Sale and Leaseback.  Enter into any transaction pursuant to which it shall convey, sell, transfer or otherwise dispose of any Property and, as part of the same transaction or series of transactions, rent or lease as lessee or similarly acquire the right to possession or use of, such Property, or other Property which it intends to use for the same purpose or purposes as such Property, to the extent such transaction gives rise to Indebtedness, unless any Indebtedness arising in connection with such transaction shall be permitted under Section 7.3(g).

(e)   Certain Permitted Transactions.  Notwithstanding the foregoing provisions of this Section 7.5:

(i)            Permitted Acquisitions.  The Borrower, any Subsidiary Guarantor or any Foreign Subsidiary may acquire all or substantially all of the assets or business of, any Person, or of assets constituting a business unit, a line of business or a division of, such Person (whether by way of purchase of assets or stock, by merger or consolidation or otherwise) after the date hereof (each, a “Permitted Acquisition”) so long as:

(A)  the Loan Parties shall be in pro forma compliance with Sections 7.1 and 7.2 after giving effect to such Permitted Acquisition (as if such Permitted Acquisition had been consummated on the first day of such period), with the Senior Secured Leverage Ratio being deemed, for this purpose, to be 0.25 to 1.00 times lower than that required under Section 7.1; provided, however, that (x) any Indebtedness incurred or repaid in connection with such Permitted Acquisition shall be deemed to have be incurred or repaid, as the case may be, on such first day, and (y) Parent shall have delivered to the Administrative Agent, at least five Business Days prior to the date of any such Permitted Acquisition, a certificate of a Responsible Officer of Parent setting forth computations in reasonable detail demonstrating satisfaction of the foregoing conditions as at the date of such certificate reflecting the terms of the transaction as of such date; provided further that if prior to consummation of such Permitted Acquisition changes are made to the terms that would alter the computations previously delivered, Parent shall deliver a revised certificate demonstrating satisfaction of the foregoing conditions on the date of the consummation of such Permitted Acquisition;

(B)   such Permitted Acquisition (if by purchase of assets, merger or consolidation) shall be effected in such manner so that the acquired business, and the related assets, are owned either by the Borrower, a Subsidiary Guarantor or a Foreign Subsidiary and, if effected by merger or consolidation involving the Borrower, a Subsidiary Guarantor or a Foreign Subsidiary, then the Borrower, such Subsidiary

Guarantor or such Foreign Subsidiary shall be the continuing or surviving entity and, if effected by merger or consolidation involving a Wholly Owned Subsidiary of the Borrower, a Wholly Owned Subsidiary shall be the continuing or surviving entity; provided, however, that with respect to any Permitted Acquisition effected in such manner so that the acquired business, and the related assets, are owned by a Foreign Subsidiary, such acquired business, and the related assets, shall be located outside of the United States of America;

(C)   the Borrower shall deliver to the Administrative Agent (which shall promptly forward copies thereof to each Lender) (i) as soon as possible and in any event no later than five days prior to the consummation of each such Permitted Acquisition (or, if executed, such earlier date as shall be five Business Days after the execution and delivery thereof), the most recent drafts of the respective agreements or instruments pursuant to which such Permitted Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements or instruments and all other material ancillary documents to be executed or delivered in connection therewith and (ii) promptly following request therefor (but in any event within three Business Days following such request), copies of such other information or documents (including, without limitation, environmental risk assessments) relating to such Permitted Acquisition as the Administrative Agent or the Required Lenders shall have reasonably requested (and which is available, or obtainable within such period by Parent with reasonable efforts);

(D)  to the extent applicable, the Borrower shall have complied with the provisions of Section 6.6, including, without limitation, to the extent not theretofore delivered, delivery to (x) the First Lien Administrative Agent or the Administrative Agent of the certificates evidencing 100% (or, in the case of any new Foreign Subsidiary the Capital Stock of which is held by a Domestic Subsidiary, 65%) of the Capital Stock of any new Subsidiary formed or acquired in connection with such Permitted Acquisition, accompanied by undated stock powers executed in blank, and (y) the Administrative Agent of the agreements, instruments, opinions of counsel and other documents required under Section 6.6;

(E)   the aggregate Purchase Price for each such Permitted Acquisition shall not exceed $287,500,000 or, at any time the Senior Secured Leverage Ratio is less than 4.75 to 1.00 after giving effect to such Permitted Acquisition and the incurrence of any related Indebtedness, $402,500,000, plus, in each case, the Net Cash Proceeds received from the issuance of Capital Stock of Parent and from the related contribution of cash to Holdings from Parent, in each case as contributed to the Borrower, that are not otherwise expended pursuant to Sections 7.7 or 7.8(i), plus the portion of any consideration paid with Qualified Net Cash Equity Proceeds and/or in Qualified Capital Stock of Parent; and

(F)   immediately prior to such Permitted Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

(ii)           Other Dispositions.  The Borrower or any of its Subsidiaries may Dispose of (whether through a sale, swap or exchange) any timeshare or fractional interest in any of the campground parks or any assets or interests pursuant to the Great Escape Agreements.

7.6.          Restricted Payments.  Declare or make any Restricted Payment, except that:

(a)   each Subsidiary of Parent may make Restricted Payments to, or on behalf of or for the benefit of, Parent to enable Parent to pay out-of-pocket accounting fees, legal fees and other amounts incurred or owing by Parent in the ordinary course of business pursuant to the Shared Services Agreement;

(b)   each Subsidiary of Parent may make Restricted Payments to, or on behalf of or for the benefit of, Parent in respect of (i) income tax liabilities of Parent and its Subsidiaries in accordance with the Tax Sharing Agreement and (ii) value added tax, franchise taxes and similar taxes to enable Parent to pay any such taxes imposed on Parent on behalf or on account of its Subsidiaries;

(c)   so long as at the time thereof and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, each of Holdings and the Borrower may make Restricted Payments in cash to enable Parent and its Subsidiaries:

(i)            to pay obligations of Parent or any of its Subsidiaries under the Partnership Parks Agreements to the extent such obligations cannot be met with cash flow available to Parent from the Partnership Parks Entities and other payment obligations of Parent or any of its Subsidiaries thereunder and to pay any principal and interest amounts due at maturity under the New Time Warner Facility to the extent such payment obligations or such principal and interest amounts cannot be met with cash flow available to Parent from the Partnership Park Entities and cannot be funded under the New Time Warner Facility; and

(ii)           to purchase limited partnership units under the Partnership Parks Agreements for an amount in any fiscal year of Parent not to exceed the Liquidity Put Threshold Amount for such fiscal year;

(iii)          to make Capital Expenditures for the Partnership Parks Entities, provided that the making of such Capital Expenditures does not violate Section 7.7;

(iv)          to finance any Investment permitted to be made pursuant to Section 7.8; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment and (B) Parent shall, immediately following the closing or consummation thereof, cause (1) all property acquired (whether assets or equity interests) to be contributed to the Borrower or a Loan Party (or a Person that will become a Loan Party upon receipt of such  contribution) or (2) the merger (to the extent permitted in Section 7.5(a)) of the Person formed or acquired into the Borrower or a Loan Party in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.6;

(v)           to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for equity interests of Parent; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 7.6 (as determined in good faith by the board of directors or the managing board, as the case may be, of Parent (or any authorized committee thereof));

(vi)          to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement not in excess of $2,300,000 in the aggregate; and

(vii)         to pay fees, costs and expenses related to the Transactions and the Related Transactions on the Closing Date;

(d)   to the extent constituting Restricted Payments, Parent and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.5, 7.8 or 7.10;

(e)   each of the Borrower and Holdings may make other Restricted Payments (including (i) to enable Parent or Holdings to pay principal payments permitted to be due, and interest due, on Indebtedness of Parent or Holdings (excluding principal and interest payments due at maturity under the New Time Warner Facility) and (ii) to enable Parent to redeem warrants that may be issued as part of the Plan of Reorganization); provided that for purposes of distributions under this clause (e), (x) after giving effect to any such Restricted Payment and its use no Default or Event of Default shall exist and the Loan Parties shall be in pro forma compliance with Sections 7.1 and 7.2 and (y) the amount of all such other Restricted Payments in any fiscal year shall not exceed (A) for the fiscal year ended December 31, 2010, the lesser of (1) $11,500,000 and (2) the sum of $5,750,000 plus the difference between the Liquidity Put Threshold Amount and the amount of Restricted Payments made pursuant to Section 7.6(c)(ii) during such fiscal year plus the Excess Cash Flow not applied to prepay First Lien Tranche B Term Loans pursuant to Section 5.5(c) of the First Lien Credit Agreement or Loans pursuant to Section 3.5(c), (B) for the fiscal year ended December 31, 2011, the lesser of (1) $23,000,000 and (2) the sum of $11,500,000 plus the difference between the Liquidity Put Threshold Amount and the amount of Restricted Payments made pursuant to Section 7.6(c)(ii) during such fiscal year plus the Excess Cash Flow not applied to prepay First Lien Tranche B Term Loans pursuant to Section 3.5(c) or Section 5.5(c) of the First Lien Credit Agreement, (C) for the fiscal year ended December 31, 2012, the lesser of (1) $34,500,000 and (2) the sum of $23,000,000 plus the difference between the Liquidity Put Threshold Amount and the amount of Restricted Payments made pursuant to Section 7.6(c)(ii) during such fiscal year plus the Excess Cash Flow not applied to prepay First Lien Tranche B Term Loans pursuant to Section 3.5(c) or Section 5.5(c) of the First Lien Credit Agreement and (D) for any subsequent fiscal year, $46,000,000;

(f)    Parent and its Subsidiaries may make Restricted Payments in the form of noncash repurchases of Capital Stock of Parent deemed to occur upon the exercise of stock options or warrants if such repurchased Capital Stock represents all or a portion of the exercise price of such options or warrants and cash payments in lieu of the issuance of fractional shares in connection with the exercise of such stock options or warrants;

(g)   Parent may (i) redeem warrants that may be issued as part of the Plan of Reorganization to the extent it receives a related Restricted Payment under clause (e) of this Section 7.6 and (ii) make any other Restricted Payments required to be made in connection with the Transactions;

(h)   Each of Holdings and the Borrower may make Restricted Payments in cash to enable Parent, and Parent may make Restricted Payments from RP Eligible Proceeds in an aggregate amount not to exceed $300,000,000; provided that after giving pro forma effect to (i) each Disposition which is the source of such RP Eligible Proceeds and (ii) the corresponding Restricted Payment, (x) the Senior Secured Leverage Ratio shall not exceed 4.50 to 1.00 (or in the case of RP Eligible Proceeds in respect of a Disposition under 7.5(c)(vii), 4.00 to 1.00) and (y) the Borrower shall have minimum Liquidity of at least $150,000,000;

(i)    Each of Holdings and the Borrower may make Restricted Payments in cash in an aggregate amount not to exceed $2,875,000 to enable Parent to repurchase, retire or acquire for value equity interests of Parent from any future, present or former employee or director of Parent or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of Parent or any of its Subsidiaries; and

(j)    Each of Holdings and the Borrower may make Restricted Payments in cash to enable Parent, and Parent may make Restricted Payments to executives of Parent when restricted Capital Stock of Parent vests (in lieu of payment of income tax by such executives).

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by (i) any Subsidiary of Holdings to Holdings or the Borrower or to any other Wholly Owned Subsidiary of Holdings which is a Subsidiary Guarantor, or by an Excluded Foreign Subsidiary to any other Subsidiary of Holdings or (ii) any Subsidiary of Parent (other than Holdings or any of its Subsidiaries) to Parent or to any other Subsidiary of Parent or to prohibit any dividend payments or other distributions payable solely in Capital Stock of such Person.

7.7.          Capital Expenditures.  Make or commit to make any Capital Expenditure, except Capital Expenditures of Parent and its Subsidiaries not exceeding the Base Capital Expenditure Amount during any fiscal year or period of Parent; provided, that (i) the lesser of (x) any such amount referred to above, if not so expended in the fiscal year or period for which it is permitted and (y) 50% of the amount of the Base Capital Expenditure Amount for such fiscal year may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and, second, in respect of amounts permitted for such fiscal year as provided above.  For purposes of the foregoing, the “Base Capital Expenditure Amount” shall be an amount equal to $115,000,000 for the fiscal year ending December 31, 2010 and an amount equal to $126,500,000 for any subsequent fiscal year plus, in each case, with respect to each fiscal year in which an Acquisition is consummated and the immediately following fiscal year, an amount for each such fiscal year equal to 40% of the EBITDA of the Person so acquired for the four fiscal quarters of such Person immediately preceding the date of such Acquisition (it being understood and agreed that EBITDA shall be calculated as set forth in the definition of “Parent Consolidated Adjusted EBITDA”) plus, in each case, the Net Cash Proceeds received from the issuance of Capital Stock of Parent and from the related contribution of cash to Holdings from Parent, in each case as contributed to the Borrower, that are not otherwise expended pursuant to Section 7.5(e) or 7.8(i).

7.8.          Investments.  Make or permit to remain outstanding any Investments except:

(a)   Investments outstanding on the date hereof and identified on Schedule 7.8(a);

(b)   operating deposit accounts with banks;

(c)   Permitted Investments;

(d)   Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)   Investments consisting of (i) Indebtedness, Liens, fundamental changes and Restricted Payments permitted under Sections 7.3 (other than Section 7.3(d) with respect to Parent), 7.4, 7.5 and 7.6, respectively and (ii) Investments by the Borrower or any of its Subsidiaries in rides, Intellectual Property assets and related assets so long as the fair market value of the Property that is invested does not exceed $115,000,000 in the aggregate, provided that in the case of any Investment that would be a Capital Expenditure such Investment shall be considered a Capital Expenditure for purposes of Section 7.7 and shall be disregarded for purposes of this Section 7.8;

(f)    (i) Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of any Person or in settlement of delinquent obligations of, or other disputes with, any Person arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, (ii) the non-cash proceeds of any Disposition permitted by Section 7.5(c) and (iii) limited partnership units purchased pursuant to the Partnership Parks Agreements;

(g)   (i) loans and advances to Holdings, Parent or any Partnership Park Entity (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings or Parent in accordance with Section 7.6 (with any such loan or advance to be deemed to be a Restricted Payment for purposes of Section 7.6) and (ii) Investments by Parent or any

other Subsidiary of Parent in GP Holdings, Inc., SFT Holdings, Inc., Six Flags Over Texas, Inc., SFOG II, Inc. and/or the Partnership Parks Entities that will be used to make or constitute “affiliate loans” for purposes of the Partnership Parks Agreements;

(h)   advances of payroll payments to employees in the ordinary course of business;

(i)    Investments to the extent that payment for such Investments is made with Qualified Net Cash Equity Proceeds or with the Net Cash Proceeds received (without duplication) from the issuance of Capital Stock of Parent and from the contribution of cash to Holdings from Parent, in each case as contributed to the Borrower and not otherwise expended pursuant to Section 7.5(e) or 7.7 and/or Qualified Capital Stock of Parent;

(j)    Investments held by a Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with a Subsidiary of the Borrower in accordance with Section 7.5 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(k)   Investments by Parent or any of its Subsidiaries in assets that were Permitted Investments when such Investment was made;

(l)    (i) asset purchases (including purchases of inventory, supplies and materials) and (ii) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(m)  Guarantees by Parent or any of its Subsidiaries of leases (other than capitalized leases) or of other obligations of Subsidiaries that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(n)   Investments in joint ventures pursuant to which, among other things, Parent or any of its Subsidiaries is granted intellectual property rights for its Parks;

(o)   Investments constituting (i) contributions to the equity of HWP whether directly or through the joint venture contemplated by the Great Escape Agreements, (ii) contributions to such joint venture as contemplated by the Great Escape Agreements and additional Investments therein and (iii) Investments in a joint venture formed for the lease of property and construction of a time share hotel to be located in Lake George, New York; provided that the aggregate outstanding amount of all such Investments permitted by this clause (o) shall not exceed $11,500,000;

(p)   Investments by Parent and its Subsidiaries in Holdings and any Subsidiary of Holdings including Guarantees by Parent or any of its Subsidiaries of obligations of Parent, Holdings, the Borrower or any Subsidiary Guarantor; provided that with respect to Non-Guarantor Subsidiaries, such Investments (together with Indebtedness of any Non-Guarantor Subsidiaries permitted under Section 7.3(e)) may not be in excess of the amount permitted under Section 7.3(e);

(q)   Investments by Foreign Subsidiaries in Wholly Owned Subsidiaries which are Foreign Subsidiaries, including Guarantees by Foreign Subsidiaries of obligations of other Wholly Owned Subsidiaries which are Foreign Subsidiaries;

(r)    Hedging Agreements entered into in the normal course of business and consistent with industry practice and not for speculative purposes;

(s)   Investments received in connection with any Disposition permitted under Section 7.5 or any Disposition to which the Required Lenders shall have consented in accordance with Section 10.1;

(t)    any Acquisition permitted by Section 7.5(b) or 7.5(e);

(u)   Investments in an aggregate amount of up to but not exceeding $115,000 during any fiscal year in 229 East 79th Street Associates L.P.;

(v)   additional Investments (including Investments in any Non-Guarantor Subsidiaries of the Borrower and in Dick Clark) up to but not exceeding the sum of (i) $86,250,000 and (ii) the aggregate amount of Excess Cash Flow for completed fiscal years of the Borrower since the Closing Date not applied or to be applied pursuant to Section 3.5(c) or Section 5.5(c) of the First Lien Credit Agreement minus the amount of Restricted Payments made pursuant to Sections 7.6(c) and 7.6(e); provided that the aggregate amount of Investments permitted by this Section 7.8(v) shall not exceed $115,000,000 at any time outstanding, provided, further that the aggregate amount of Investments in Foreign Subsidiaries, together with the aggregate amount of outstanding Indebtedness of and Guarantees of Indebtedness of Foreign Subsidiaries permitted by Section 7.3(e) shall not exceed $57,500,000 at any time outstanding; provided, still further that notwithstanding the foregoing, additional Investments under this clause (v) may be made with amounts available under Section 7.8(i); and

(w)  loans or advances to officers, directors, members of management, employees consultants and independent contractors of Parent or any of its Subsidiaries (i) in an aggregate amount (as to all such officers, directors, members of management, employees, consultants and independent contractors) up to $1,150,000 at any one time outstanding and (ii) in connection with such Person’s purchase of equity interests of Parent in an aggregate amount not to exceed $1,150,000 at any time outstanding, determined without regard to any write-downs or write-offs of such loans or advances.

provided, that neither Parent nor any of its Subsidiaries (other than a Partnership Park Entity) shall make any Investment in any Partnership Park Entity, Holdings, Borrower or any Subsidiary of Parent that is not a Subsidiary Guarantor other than pursuant to Section 7.8(g) and 7.8(e).

7.9.          Prepayment of Certain Indebtedness.  Purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, or enter into any derivative transaction or similar transaction obligating Holdings or any of its

Subsidiaries to make payments to any other Person as a result of a change in market value of, Indebtedness (other than Indebtedness under the First Lien Credit Documents or Permitted First Lien Refinancing Indebtedness) outstanding under any Indenture of Parent or Holdings (it being understood that the following shall be permitted: (a) payments of regularly scheduled principal and interest and mandatory prepayments of Indebtedness of Parent and its Subsidiaries (including, without limitation, any Permitted First Lien Refinancing Indebtedness and the New Time Warner Facility) shall be permitted, (b) payments of the principal amount of Indebtedness (or accreted value, if applicable) of Parent or Holdings shall be permitted, with the Net Cash Proceeds of Indebtedness of Parent or Holdings, as the case may be (to the extent such Indebtedness constitutes a refinancing, refunding, replacement or renewal thereof plus all interest capitalized in connection therewith, any Refinancing Expenses and any costs and premiums associated with such refinancing, refunding, replacement or renewal) and is permitted pursuant to Section 7.3, to the extent not required to prepay any Loans pursuant to Section 3.4, (c) payments with respect to intercompany Indebtedness permitted under this Agreement and owed to a Loan Party, (d) payments with respect to intercompany Indebtedness permitted under this Agreement and owed to Parent so long as immediately prior to and after giving effect thereto no Default or Event of Default shall have occurred and be continuing (it being agreed that in determining compliance with Section 7.6, any such payments shall be deemed to constitute Restricted Payments), (e) payments with respect to intercompany Indebtedness permitted under this Agreement and owed to any Non-Guarantor Subsidiary so long as immediately prior to and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (f) payments of the principal amount of Indebtedness (or accreted value, if applicable) of Parent or Holdings shall be permitted with Qualified Capital Stock of Parent so long as such Qualified Capital Stock is issued in contemplation of such repayment, and (g) payments of regularly scheduled principal and interest of Indebtedness (or accreted value, if applicable) incurred pursuant to Sections 7.3(g), (h) and (k) to the extent that the assets securing such Indebtedness are Disposed of in compliance with Section 7.5(c)).

7.10.        Transactions with Affiliates.  Enter into any transaction with any Affiliate unless such transaction is upon fair and reasonable terms no less favorable to Parent, Holdings, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  Notwithstanding the foregoing, (i) any Affiliate who is an individual may serve as a director, officer or employee of Parent or any of its Subsidiaries and such Person may receive, and Parent and its Subsidiaries may engage in any transaction or series of transactions related to, reasonable compensation, severance, indemnities and reimbursement of reasonable expenses, including stock incentive and option plans and agreements relating thereto, (ii) Parent and its Subsidiaries may enter into transactions (other than extensions of credit by Parent or any of its Subsidiaries to an Affiliate) providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of inventory and other Property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to Parent and its Subsidiaries as the monetary or business consideration that would obtain in a comparable transaction with a Person not an Affiliate, (iii) the Borrower or any of its Subsidiaries may make an Acquisition of assets of any Person which is an Affiliate solely by reason of such Person being controlled by Parent or any of its Subsidiaries and may make Investments in such Person, provided that such Acquisitions and Investments are (A) permitted under Section 7.5(e)(i) or 7.8 and (B) made upon fair and reasonable terms no less favorable to Parent or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (iv) Parent or any of its Subsidiaries may enter into any transaction required of it pursuant to (A) Section 7.8, (B) its agreement with Dick Clark, or (C) the Great Escape Agreements, (v) Parent and its Subsidiaries may be parties to and may perform their respective obligations under the Shared Services Agreement and the Tax Sharing Agreement, (vi) Parent or any of its Subsidiaries may perform their duties and obligations under the Partnership Parks Agreements and (vii) Parent or any of its Subsidiaries may enter into or consummate any transaction permitted for it by Sections 7.3(b), 7.3(c), 7.3(d), 7.3(e), 7.3(f), 7.3(i), 7.3(j), 7.3(k), 7.3(n), 7.3(o), 7.3(r), 7.3(s), 7.4(j), 7.4(k), 7.4(l), 7.4(v), 7.5(a), 7.5(c)(iii), 7.5(c)(iv), 7.5(c)(v), 7.5(c)(ix), 7.5(c)(xi), 7.5(c)(xiv), 7.5(e)(ii), 7.6, 7.8(a), 7.8(e), 7.8(f), 7.8(g), 7.8(h), 7.8(i), 7.8(j), 7.8(k), 7.8(l), 7.8(m), 7.8(n), 7.8(o), 7.8(p), 7.8(q), 7.8(s), 7.8(t), 7.8(u), 7.8(v) or 7.8(w).

7.11.        Changes in Fiscal Periods.  Permit the fiscal year of Parent, Holdings or the Borrower to end on a day other than December 31 or change Parent’s, Holdings’ or the Borrower’s method of determining fiscal quarters.

7.12.        Certain Restrictions. Enter into, after the date hereof, any indenture, agreement, instrument or other arrangement that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances or Investments or the sale, assignment, transfer or other disposition of Property, other than any such prohibition or restraint (a) set forth in any agreement providing for the disposition of Property (so long as such prohibition or restraint relates only to the Property to be disposed of), (b) set forth in any of the Loan Documents, the First Lien Credit Documents, any Indenture (so long as such prohibition or restraint is not, in the good faith judgment of Parent, more restrictive than those required for comparable Indebtedness incurred by comparable entities), or any other document relating to any existing Indebtedness or any Indebtedness referred to in Section 7.3(b), 7.3(c), 7.3(g), 7.3(h), 7.3(i), 7.3(n), 7.3(o) and 7.3(s) (and any comparable prohibitions or restraints in any document governing any Indebtedness incurred to refinance any of the foregoing, so long as such prohibitions or restraints are, in the good faith judgment of Parent, no more restrictive than those applicable to the Indebtedness being refinanced), (c) set forth in any Real Property lease agreement, licenses, joint venture agreements, contracts entered into in the ordinary course of business to the extent that such prohibition or restraint relates only to the Property which is the subject of such instrument and could not reasonably be expected to result in a Material Adverse Effect, (d) set forth in any instrument relating to a Permitted Lien, so long as such prohibitions or restraints relate only to the Property encumbered by such Permitted Lien and (e) set forth in any Contractual Obligation with respect to (i) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.3(g), 7.3(h) and 7.3(s) but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (ii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, and (iii) customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business.

7.13.        Lines of Business.  Engage to any substantial extent in any line or lines of business activity other than the business of owning and operating amusement and attraction parks, and businesses related, ancillary or complementary thereto and the businesses and activities related thereto more fully described on Schedule 7.13 attached hereto.

7.14.        Modifications of Certain Documents.  Consent to any modification, supplement or waiver of:

(a)   any provision of the New Time Warner Facility, the effect of which would be materially adverse to the Lenders;

(b)   its articles of incorporation or by-laws (or similar constituent documents) in any manner adverse, in any material respect, to the Lenders;

(c)   any provision of the Partnership Parks Agreements, the Great Escape Agreements, the Tax Sharing Agreement or any agreement relating to any Permitted Acquisition or any lease of Real Property with respect to any Park if such modification, supplement or waiver would have a Material Adverse Effect;

(d)   any provision of the First Lien Credit Documents to the extent prohibited by the Intercreditor Agreement; or

(e)   any provision of the First Lien Credit Agreement or any Permitted First Lien Refinancing Indebtedness (i) to increase any applicable margin thereunder (or impose a fee in lieu thereof) by more than 2.0% per annum or (ii) to extend the scheduled maturity of the First Lien Obligations or any Permitted First Lien Refinancing Indebtedness beyond September 30, 2016.

7.15.        Limitation on Activities of Parent and Holdings.  (a)  In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Capital Stock of the Borrower and PP Data Services Inc., (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations in the Loan Documents, the First Lien Credit Documents, the Partnership Parks Agreements and the New Time Warner Facility, or (iv) not otherwise prohibited by the Loan Documents; provided that, notwithstanding anything herein to the contrary, Holdings may not (1) make any Acquisitions (except as expressly contemplated in Section 7.5(b)(ii) in connection with Investments permitted by clause (2) below only), (2) make any Investments except as expressly contemplated by Sections 7.8(a), (b), (c), (e)(i), (g), (h), (k), (m), (n), (o), (p), (r) (in connection with Indebtedness permitted under Section 7.3(n)(iii) only), (s), (t) (with respect to Section 7.5(b)(ii) in connection with Investments permitted by this clause (2) only), (u) and (w), (3) create any Subsidiaries that are not Subsidiaries of Borrower or any of its Subsidiaries or (4) own any operating entity other than Borrower or act as an operating entity.

(b)  In the case of Parent, conduct, transact or otherwise engage in any business other than those incidental to (i) its ownership of the Capital Stock of its Subsidiaries and the parks subject to the Partnership Parks Agreements, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) its status as a publicly traded company or public filer or as a member of the consolidated group of Parent and its Subsidiaries (including the ability to participate in tax, accounting and other administrative matters or comply with laws relating thereto), (iv) the performance of its obligations in the Loan Documents, the First Lien Loan Documents, the Partnership Parks Agreements and the New Time Warner Facility, (v) any public offering or other issuance of its Capital Stock or (vi) not otherwise prohibited by the Loan Documents; provided that, notwithstanding anything herein to the contrary, Parent may not (1) make any Acquisitions (except as expressly contemplated by Sections 7.5(b)(ii) in connection with Investments permitted by clause (2) below only, 7.5(b)(iii) in connection with the Partnership Park Entities only and 7.5(b)(iv)), (2) make any Investments except as expressly contemplated by Sections 7.8(a), (b), (c), (d), (e)(i), (f)(i), (g), (h), (i), (k), (l)(ii), (m), (n), (p), (r) (in connection with Indebtedness permitted under Section 7.3(n)(iii) only), (s), (t) (with respect to Sections 7.5(b)(ii) in connection with Investments permitted by this clause (2) only, 7.5(b)(iii) in connection with the Partnership Park Entities only and 7.5(b)(iv) only) and (w), (3) create any Subsidiaries that are not either Subsidiaries of the Borrower or the Partnership Parks Entities or (4) own any operating entity other than the Borrower and its Subsidiaries and the Partnership Parks Entities or act as an operating entity (provided that nothing in this Section 7.15(b) shall limit the ability of Parent to enter into sponsorship agreements, licensing agreements, management agreements, supply agreements or other similar agreements in the ordinary course of business).

7.16.        Limitation on Hedging Agreements.  Enter into any Hedging Agreement other than Hedging Agreements entered into for the purpose of mitigating risks to which Parent and its Subsidiaries have actual exposure and not for speculative purposes, in respect of interest rates or foreign exchange rates; provided, that Parent and its Subsidiaries will not enter into any Hedging Agreement providing for payment by Parent or any Subsidiary of amounts based upon a floating interest rate in exchange for receipt by Parent or any Subsidiary of amounts based upon a fixed interest rate (each, a “Fixed-to-Floating Swap”) if, on the date of such Hedging Agreement and after giving effect thereto, the sum of (i) the aggregate notional principal amount covered by all such Fixed-to-Floating Swaps plus (ii) the aggregate principal amount of all then outstanding consolidated Indebtedness of Parent and its Subsidiaries (determined without duplication in accordance with GAAP) that as of such date bears interest at a floating rate (and is not effectively bearing interest at a fixed rate through a Hedging Agreement) would exceed 50% of then outstanding consolidated Indebtedness of Parent and its Subsidiaries (determined in accordance with GAAP).

SECTION 8.           EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)   the Borrower shall default in the payment when due in accordance with the terms hereof of any principal of any Loan, or shall default for five or more Business Days in the payment when due of any interest on any Loan or any fee or any other amount payable by it hereunder or under any other Loan Document;

(b)   any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any modification or supplement hereto or thereto) by Parent or any Loan Party, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect, in any such case that could reasonably be expected to (either individually or in the aggregate) materially adversely affect the operations of any material Park or have a Material Adverse Effect;

(c)   (i) Parent, Holdings or the Borrower shall default in the performance of any of its obligations under any of Section 6.2(a), Section 6.6 or Section 7 of this Agreement, and such default shall continue unremedied for a period of 30 days or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing;

(d)   any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (c) of this Section 8) or any other Loan Document and such failure shall continue unremedied for a period of 30 days after notice thereof to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent);

(e)   any Loan Party shall default in the payment when due of any principal of or interest on any of its Indebtedness aggregating $28,750,000 or more or any Loan Party shall default in the payment when due of any amount aggregating $28,750,000 or more under any Hedging Agreement (in each case after the expiration of all applicable grace periods);

(f)    (i) any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness (other than the First Lien Obligations and the Indebtedness under the Loan Documents) aggregating $28,750,000 or more of any Loan Party shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity or any event specified in any Hedging Agreement shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit, termination or liquidation payment or payments aggregating $28,750,000 or more to become due, provided that this clause shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of Property securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness; or (ii) (x) there shall occur an “Event of Default” (under and as defined in the First Lien Credit Agreement) and such “Event of Default” (under and as defined in the First Lien Credit Agreement) shall remain uncured and unwaived for a period in excess of 90 days (other than with respect to an “Event of Default” due to failure to make any payment under the First Lien Credit Agreement or an acceleration under the First Lien Credit Agreement); or (y) there shall occur an “Event of Default” due to failure to make any payment under the First Lien Credit Agreement or an acceleration under the First Lien Credit Agreement;

(g)   a proceeding or case shall be commenced, without the application or consent of Parent, Holdings, the Borrower or any Subsidiary, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of Parent, Holdings, the Borrower or such Subsidiary or of all or any substantial part of its Property, or (iii) similar relief in respect of Parent, Holdings, the Borrower or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against Parent, Holdings, the Borrower or any Subsidiary shall be entered in an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar laws;

(h)   Parent, Holdings, the Borrower or any Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar laws, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or any other applicable bankruptcy, insolvency or similar laws or take any corporate action for the purpose of effecting any of the foregoing;

(i)    Parent, Holdings, the Borrower or any Subsidiary shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

(j)    a final judgment or judgments for the payment of money of $28,750,000 or more in the aggregate (exclusive of judgment amounts to the extent covered by insurance or indemnification of creditworthy third parties) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against Parent, Holdings, the Borrower or any Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof, and Parent, Holdings, the Borrower or the relevant Subsidiary shall not, within such period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k)   (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan; (iii) the PBGC shall institute proceedings to terminate any Plan or Plans, (iv) Parent, Holdings, the Borrower, any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, or (v) Parent, Holdings, the Borrower, any Subsidiary or any ERISA

Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan’ and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(l)    any one or more of the following shall occur and be continuing:

(i)            any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)), other than the Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the voting stock of Parent (for purposes of calculating the voting stock held by a group, the voting stock beneficially owned by a Permitted Holder shall be excluded to the extent such Permitted Holder is part of such group);

(ii)           during any period of two consecutive years (commencing immediately following the Closing Date), individuals who at the beginning of such period constituted the board of directors of Parent (together with any new directors whose election by such board of directors or whose nomination for election by Parent’s shareholders was approved by a vote of a majority of Parent’s directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of Parent’s directors then in office;

(iii)          any change in control with respect to Parent (or similar event, however denominated) shall occur under and as defined in the First Lien Credit Agreement, any Indenture or other agreement in respect of Indebtedness in an aggregate principal amount of at least $28,750,000 (other than the First Lien Credit Documents) to which Parent or any of its Subsidiaries is a party; or

(iv)          Parent shall cease to own directly or indirectly 100% of the Capital Stock of the Borrower;

(m)  (i) any Security Document, after delivery thereof pursuant to Section 5.1 or 6.6, shall for any reason (other than pursuant to the terms hereof or thereof) cease to create a valid and perfected lien, with the priority required by the Security Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not disputed coverage or

(ii) the Guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert;

then, and in any such event, (A) upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the United States Bankruptcy Code, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, then, any or all of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, exercise any remedy with respect to the Collateral provided for in any Security Document and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

SECTION 9.           THE AGENTS

9.1.          Appointment.  Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2.          Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3.          Exculpatory Provisions.  Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4.          Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent.  The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5.          Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender, Parent, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6.          Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the Business, Property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7.          Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Parent, Holdings or the Borrower and without limiting the obligation of Parent, Holdings or the Borrower to do so), ratably according to the respective amounts of outstanding Loans held by Lenders in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with the respective amounts of outstanding Loans held by Lenders immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The Administrative Agent shall have the right to deduct any amount owed to it by any Lender under this Section from any payment made by it to such Lender hereunder.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8.          Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan

Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9.          Successor Agents.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(g), (h) or (i) with respect to Parent, Holdings or the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of such Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by such Syndication Agent, the Administrative Agent or any Lender.  After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

9.10.        Authorization to Release Liens and Guarantees.  The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 10.16.

9.11.        Authorization to Enter into Intercreditor Agreement.  The Lenders hereby authorize the Administrative Agent to enter into the Intercreditor Agreement and acknowledge that they will be bound thereby.

9.12.        The Arranger, Syndication Agent and Documentation Agent.  Neither the Arranger nor the Syndication Agent, nor the Documentation Agent, in its capacity as such, shall have any duties or responsibilities, and none of them shall incur any liability, under this Agreement and the other Loan Documents.

9.13.        Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender or Transferee because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 10.         MISCELLANEOUS

10.1.        Amendments and Waivers.  Neither this Agreement or any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(A)  forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 5.1(v) and (w) or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender and it being further understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest); provided that only the consent of the Required Lenders shall be necessary to amend the default rate of interest set forth in Section 3.7(c) or to waive any obligation of the Borrower to pay interest at such default rate;

(B)   amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, release all or substantially all of the Collateral, release Parent as a Guarantor or release all or substantially all of the aggregate value of the Guarantees of the Obligations, in each case without the consent of all Lenders (in each case, except as permitted by any Loan Document);

(C)   change the percentage specified in the definition of the Required Lenders without the written consent of all Lenders;

(D)  amend, modify or waive any provision of Section 9, or any other provision affecting any Agent or Arranger without the consent of such Agent or Arranger directly affected thereby; and

(E)   amend, modify or waive any provision of Section 3.10 without the consent of each Lender directly affected thereby.

Any such waiver and any such amendment, supplement or modification effected pursuant to the foregoing shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, Parent, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

Notwithstanding anything to the contrary contained in this Section 10.1, (a) this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to cure any ambiguity or defect and such amendment is requested within 30 days of the Closing Date, (b) in the event that the Borrower requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Borrower and the Required Lenders, the Borrower and the Required Lenders shall be permitted to amend the Agreement without the consent of the Non-Consenting Lenders to provide for (i) the termination of the Commitment of each Non-Consenting Lender, (ii) (A) the addition to this Agreement of one or more other financial institutions (each of which shall be a Lender, an affiliate of a Lender or an Approved Fund), and the making of additional Loans by such new financial institutions or (B) the making of additional Loans by one or more of the Required Lenders (with the written consent thereof), as the case may be, in each case, as may be necessary to repay in full, at par, the outstanding Loans of the Non-Consenting Lenders immediately before giving effect to such amendment and (iii) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (i), (ii) and (iii).

For the avoidance of doubt, subject to the terms of the First Lien Credit Documents and the Intercreditor Agreement, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest, fees and other amounts in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Loans in the application of prepayments without the consent of the Required Lenders, and no such amendment shall, without the consent of all Lenders, subordinate any of the Loans, or any of the rights in the Collateral of any Lenders, to any such Additional Extension of Credit.

10.2.        Notices.  Unless otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic mail pursuant to procedures approved by the Administrative Agent), and shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy or electronic mail notice, when received, addressed (i) in the case of Parent, Holdings, the Borrower and the Agents as set forth below, (ii) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (iii) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Parent or Holdings:	c/o Six Flags Operations Inc. 1540 Broadway, 15th Floor New York, New York 10036 Attention: Chief Financial Officer Telecopy: 212-354-3089 Electronic Mail: jspeed@sftp.com Telephone: 212-652-9384

with a copy to:	Six Flags Operations Inc. 1540 Broadway, 15th Floor New York, New York 10036 Attention: General Counsel Telecopy: 212-354-3089 Electronic Mail: jcoughli@sftp.com Telephone: 212-652-9380

The Borrower:	Six Flags Theme Parks Inc. c/o Holdings, as set forth above

with a copy to, with respect to Sections 3.12(e), 10.6(b)(ii) and 10.6(c)(ii):	Andrews Kurth LLP 450 Lexington Avenue New York, New York 10017 Attention: Andrew Feiner Telecopy: 212.813.8170 Electronic Mail: andyfeiner@andrewskurth.com Telephone: 212.850.2883

The Administrative Agent or the Syndication Agent:

Goldman Sachs Lending Partners LLC
c/o Goldman, Sachs & Co.
30 Hudson Street, 36th Floor
Jersey City, NJ 07302
Attention: SBD Operations

Attention:  Andrew Caditz
Telecopier:  (212) 428-1243
Email and for delivery of final financial statements for posting: gsd.link@gs.com

with a copy to:	Goldman Sachs Lending Partners LLC 200 West Street New York, New York 10282-2198 Attention: Elizabeth Fischer Telecopier: (212) 902-3000

provided that any notice, request or demand to or upon the any Agent or any Lender shall not be effective until received.  The attorneys for any party may, but shall not be required to, give any notice on behalf of their respective client.

10.3.        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4.        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5.        Payment of Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arranger for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facility (including the charges of Intralinks but excluding fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of one primary counsel to the Administrative Agent (and, if necessary, one local counsel in each relevant jurisdiction (which, for the avoidance of doubt, may include each jurisdiction where a Mortgaged Property is located and, without duplication, each other jurisdiction where a Guarantor is organized)), (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents (including in connection with any workout, restructuring or negotiations in respect thereof), including, without limitation, the fees and disbursements of counsel to the Lenders and the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Parent or any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or of any director, officer, or employee of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, Parent agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section shall be payable not later than 30 days after written demand therefor.  Statements for amounts payable by the Borrower pursuant to this Section shall be submitted to the attention of the Chief Financial Officer (Telephone No. 212-652-9384) (Fax No. 212-354-3089), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6.        Successors and Assigns; Participations and Assignments

(a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)   (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)  the Borrower, provided that no consent of the Borrower shall be required for an assignment to (x) a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or (y) if an Event of Default has occurred and is continuing or if the principal amount of Loans being assigned to an Assignee is in an aggregate amount of less than $10,000,000, any other Person (other than a natural person); and

(B)   the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an affiliate of a Lender or an Approved Fund.

(ii)           Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)   (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (payable among the Lenders party to the Assignment and Acceptance), which shall be paid once in connection with simultaneous assignments for a Lender and its affiliates and Approved Funds (provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(C)   the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(D)  the Assignee shall not be a Loan Party; provided that the Borrower may be an Assignee in connection with an Auction.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.11, 3.12, 3.13 and 10.5).  An Assignee shall not be entitled to the benefits of Section 3.12 unless such Assignee complies with Section 3.12(e).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”) and shall make such Register available for inspection by the Borrower from time to time upon reasonable prior notice.  The entries in the Register shall be conclusive, in the absence of manifest error and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any Lender from time to time upon reasonable prior notice to the Administrative Agent.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(v)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)   (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.11, 3.12 and 3.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 3.11 or 3.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 3.12 unless such Participant complies with Section 3.12(e).

(d)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other Person, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)   The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)    If the Borrower wishes to replace the Loans with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Loans, to (i) require the Lenders to assign such Loans to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.1.  Pursuant to any such assignment, all Loans shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid plus payment of any accrued interest and fees thereon and any amounts owing pursuant to Sections 3.10(b) and 3.13).  By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans pursuant to an Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

10.7.        Adjustments; Set-off.  (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender shall at any time receive any payment of all or part of the Obligations owing to it, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(g), (h) or (i), or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender (each benefited Lender referred to above, a “Benefited Lender”) shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral, or the proceeds thereof, ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment, benefits or proceeds is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)   In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Parent, Holdings or the Borrower, any such notice being expressly waived by Parent, Holdings and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Parent, Holdings or the Borrower, as the case may be.  Each Lender agrees promptly to notify Parent and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8.        U.S.A. Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the U.S.A. Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the U.S.A. Patriot Act.

10.9.        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Holdings and the Administrative Agent.

10.10.      Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11.      Integration.  This Agreement and the other Loan Documents represent the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.12.      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.13.      Submission To Jurisdiction; Waivers.  Each of the Agents, the Lenders, Parent, Holdings and the Borrower hereby irrevocably and unconditionally:

(a)   ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK (OTHER THAN WITH RESPECT TO ACTIONS BY THE ADMINISTRATIVE AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO);

(b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Parent or Holdings, as the case may be, at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.14.      Acknowledgments.  Each of Parent, Holdings and the Borrower hereby acknowledges that:

(a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)   neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to Parent, Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and the Lenders, on one hand, and Parent, Holdings and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among Parent, Holdings, the Borrower and the Lenders.

10.15.      Confidentiality.  Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

10.16.      Release of Collateral and Guarantee Obligations.

(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of Parent or the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release or subordinate its security interest in any Collateral being Disposed of in such Disposition, and to release or subordinate any guarantee obligations (or execute a subordination, non-disturbance or attornment agreement) under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

(b)   Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations have been paid in full, upon request of Parent, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of  the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the

Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

10.17.      Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Parent, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Parent and the Borrower shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by Parent, Holdings, the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.18.      Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

10.19.      WAIVERS OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.20.      Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

[Remainder of the page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ James M. Coughlin
Name: James M. Coughlin
Title: General Counsel

SIX FLAGS OPERATIONS INC.

By:	/s/ James M. Coughlin
Name: James M. Coughlin
Title: General Counsel

SIX FLAGS THEME PARKS INC.,
as Borrower

By:	/s/ James M. Coughlin
Name: James M. Coughlin
Title: General Counsel

GOLDMAN SACHS LENDING PARTNERS LLC, as Administrative Agent and Lender

By:	/s/
Authorized Signatory